                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Motorola, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                                            proxy statement

                                                            management's
                                                            discussion
LOGO                                                        and analysis

                                                            1996 consolidated
                                                            financial
                                                            statements
                                                            and notes

--------------------------------------------------------------------------------

PRINCIPAL EXECUTIVE OFFICES:            PLACE OF MEETING:
1303 East Algonquin Road                The Cotillion
Schaumburg, Illinois 60196              360 Creekside Drive
                                        Palatine, Illinois 60067

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is hereby given that the annual meeting of stockholders of Motorola, Inc. (the "Company" or "Motorola"), a Delaware corporation, will be held at The Cotillion, 360 Creekside Drive, Palatine, Illinois 60067 on Tuesday, May 6, 1997 at 5:00 P.M., local time, for the following purposes:

  1. To elect directors for the ensuing year;

  2. To act upon such other matters, as may properly come before the meeting.

Only stockholders of the Company of record at the close of business on March 14, 1997 will be entitled to vote at the meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DE-TACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENE-FICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

Stockholders are requested to vote their proxies by telephone as described in the enclosed instruction card (if they are stockholders of record) or, date, sign and mail their proxies in the form enclosed even though they now plan to attend the meeting. If stockholders are present at the meeting, their proxies may be withdrawn, whether previously voted by telephone or by mail, and they may vote personally on all matters brought before the meeting.

                                        By order of the Board of Directors

                                        /s/ A. Peter Lawson

                                        A. Peter Lawson Secretary
March 21, 1997

                                   IMPORTANT

WE HOPE YOU WILL ATTEND THE STOCKHOLDERS' MEETING. IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER BY TELEPHONE (IF THEY ARE STOCKHOLDERS OF RECORD) OR BY SENDING THE PROXY CARDS IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ATTENTION TO THIS REQUEST WILL REDUCE THE COMPANY'S EXPENSE IN SOLICITING PROXIES.

                                                                 PROXY STATEMENT
                                                          ---------------------
                                PROXY STATEMENT
  The annual meeting of stockholders of Motorola, Inc. (the "Company" or "Mo-torola") will be held on May 6, 1997 for the purposes set forth in the accompa-nying Notice. The only matters which the Board of Directors of the Company intends to present are the election of directors. It is anticipated that this Proxy Statement and the enclosed proxy will be first mailed to stockholders on or about March 21, 1997.

  Only stockholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the meeting or any adjournments there-of. On that date, there were 594,240,525 issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company. For each matter, which may come before the meeting, including the election of directors, each share is entitled to one vote.

  The enclosed proxy is solicited by the Board of Directors of the Company. If the proxy in such form is properly returned by dating, signing and mailing, or the proxy is voted properly by using the telephone voting procedures, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, the proxy will be voted--

  FOR - Election of directors nominated by the Board of Directors.

  The proxy, if given, may be revoked by the stockholder giving it at any time before it is voted, and such right is not limited by or subject to compliance with any specified formal procedure. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered using the telephone voting procedures or by mail to the Secretary of the Company. Attendance at the 1997 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

  If a stockholder is a participant in the Motorola Profit Sharing and Invest-ment Plan (the "Profit Sharing Plan") the proxy card also will serve as a vot-ing instruction for the trustees of those plans where all accounts are registered in the same name. If shares of Common Stock in the Profit Sharing Plan are not voted either by telephone or by returning the proxy card repre-senting such shares, those shares will be voted by the trustees in the same proportion as the shares voted by telephone or for which signed cards are re-turned by other participants. The Motorola Employee Stock Ownership Plan ("ESOP") was merged into the Profit Sharing Plan as of June 28, 1996. No sepa-rate voting is required for shares formally in the ESOP.

  The Company's Summary Annual Report for the fiscal year ended December 31, 1996 was first mailed to stockholders on or about March 21, 1997. The Summary Annual Report is not incorporated by reference into this Proxy Statement and is not to be deemed a part hereof.

ELECTION OF DIRECTORS

  The terms of office of all present directors of the Company will expire on the day of the annual meeting upon the election of their successors. The number of directors of the Company to be elected at the annual meeting is sixteen. The directors elected at the annual meeting will serve until their respective suc-cessors are elected and qualified or until earlier death or resignation.

NOMINEES

  Each of the nominees named below is currently a director of the Company and, other than Robert L. Growney, was elected at the annual meeting of stockholders held on May 7, 1996. William J. Weisz is not standing for re-election to the Board of Directors pursuant to the Company's policy on age and tenure of direc-tors.

  At the time of the annual meeting, if any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, adopts a resolution reducing the number of directors.

  Set forth below are the names and ages of the nominees, the principal occupa-tion of each, the year in which first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.

              GARY L. TOOKER

LOGO          PRINCIPAL OCCUPATION:CHAIRMAN OF THE BOARD, MOTOROLA, INC.
              Director since 1986; Member of the Executive and Management Development Committees Age at 12/31/96--57


  Mr. Tooker started with the Company in 1962, holding ascending marketing and operations assignments within the semiconductor business. He became Vice Presi-dent and General Manager of the International Semiconductor Division in 1980; Vice President and General Manager of the Semiconductor Products Sector in 1981; Executive Vice President and General Manager of the Semiconductor Prod-ucts Sector in 1984; Senior Executive Vice President and Chief Corporate Staff Officer in 1986; Chief Operating Officer in 1988; President in 1990; Vice Chairman of the Board and Chief Executive Officer in 1993; and Chairman of the Board on January 1, 1997. Mr. Tooker has served as chairman of the Semiconduc-tor Industry Association and the American Electronics Association Boards of Di-rectors and served on the Scottsdale, Arizona Boys and Girls Club Board of Directors. He is a member of the Board of Directors of Eaton Corporation, Cata-lyst, Junior Achievement of Chicago, Arizona State University Alumni Associa-tion and the Arizona State University Foundation. He is chairman of the Pacific Basin Economic Council and is past chairman of its U.S. Member Committee. He is a member of the Business Roundtable Policy Committee, the National Academy of Engineering, the Council on Competitiveness Executive Committee, the Busi-

PROXY STATEMENT
------------------
ness Council, the Institute of Electrical and Electronics Engineers and the Chicago Executive Club. In 1983, he received the Distinguished Alumnus Award from Arizona State University. He is a graduate of Arizona State University where he received a bachelor's degree in Electrical Engineering and did post-graduate studies in Business Administration. He was awarded an honorary Doctor of Humane Letters Degree from ASU in 1996.

              H. LAURANCE FULLER
              PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, AMOCO CORPORATION

    LOGO
              Director since 1994; Member of the Nominating and Audit Committees Age at 12/31/96--58

  Mr. Fuller is Chairman of the Board and Chief Executive Officer of Amoco Cor-poration, an energy company. Mr. Fuller was elected President of Amoco Corpora-tion in 1983, and its Chairman of the Board and Chief Executive Officer in 1991. He has been a member of Amoco Corporation's Executive Committee and a member of the Board of Directors of Amoco since 1981. Mr. Fuller joined Amoco in 1961, was named President of Amoco Oil Company in 1978, and was elected Ex-ecutive Vice President of Amoco Corporation in 1981. He is also a director of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Abbott Labora-tories, Security Capital Group, the American Petroleum Institute, Catalyst, and Rehabilitation Institute of Chicago. He is a trustee of the Chicago Orchestral Association. Mr. Fuller graduated from Cornell University in 1961 with a B.S. degree in chemical engineering, and earned a J.D. degree from DePaul University Law School in 1965.

              CHRISTOPHER B. GALVIN
              PRINCIPAL OCCUPATION:

LOGO          CHIEF EXECUTIVE OFFICER, MOTOROLA, INC.
              Director since 1988; Member of the Executive and Finance Committees Age at 12/31/96--46


  Mr. Galvin began working for the Company part-time in 1967 and full-time in 1973. Between 1973 and 1988 he served in sales, sales management, marketing, product management, service management and general management positions in the Company's Two-Way Radio, Tegal subsidiary (semiconductor capital equipment products) and Paging businesses. In 1988, he became Chief Corporate Staff Offi-cer and was elected to the Motorola Board of Directors. In 1990, he was ap-pointed to the Office of the Chief Executive as Senior Executive Vice President and Assistant Chief Operating Officer. He served as President and Chief Operat-ing Officer from 1993 until he became Chief Executive Officer on January 1, 1997. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree with distinction from the Kellogg Graduate School of Manage-ment at Northwestern. He is a trustee of Rand Corporation, Northwestern Univer-sity, and the American Enterprise Institute. Mr. Galvin is the son of Robert W. Galvin.

              ROBERT W. GALVIN
              PRINCIPAL OCCUPATION:

LOGO          CHAIRMAN OF THE EXECUTIVE COMMITTEE, MOTOROLA, INC.
              Director since 1945 Age at 12/31/96--74


  Mr. Galvin started his career at the Company in 1940. He held the senior of-ficership position in the Company from 1959 until 1990, when he became Chairman of the Executive Committee. He continues to serve as a full time officer of the Company. He attended the University of Notre Dame and the University of Chica-go, and is currently a member of the Board of Trustees of Illinois Institute of Technology. Mr. Galvin has been awarded a number of honorary degrees as well as industrial, professional and national awards and recognition.

              ROBERT L. GROWNEY

LOGO          PRINCIPAL OCCUPATION:
              PRESIDENT AND CHIEF OPERATING OFFICER, MOTOROLA. INC.

              Director since 1997 Age at 12/31/96--54

  Mr. Growney began his career with Motorola in 1966 holding various positions in the Company's wireless communications businesses. He was appointed a company officer in 1985, elected corporate vice president by the Board of Directors in 1986, elevated to senior vice president in 1989, to executive vice president in 1992, and to President and General Manager of the Messaging, Information and Media Sector in 1994. He was elected President and Chief Operating Officer ef-fective January 1, 1997 and elected to the Board of Directors in February of 1997. Mr. Growney received both his bachelor's degree in mechanical engineering and his master's degree in business administration from Illinois Institute of Technology in Chicago.

                                                                 PROXY STATEMENT
                                                           --------------------
               ANNE P. JONES
               PRINCIPAL OCCUPATION: CONSULTANT
               Director since 1984; Chairman of the Audit Committee and Member of the Nominating Committee Age at 12/31/96--61


LOGO

  Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Prior thereto, she was a Commissioner of the Federal Communications Commission, General Counsel of the Federal Home Loan Bank Board, and was on the staff of the Securities and Exchange Commission from 1968 to 1977. She was Di-rector of the Division of Investment Management of the Securities and Exchange Commission in 1976 and 1977.Ms. Jones is a director of the IDS Mutual Fund Group and C-COR Electronics, Inc. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.

               DONALD R. JONES
               PRINCIPAL OCCUPATION: RETIRED; FORMERLY EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MOTOROLA, INC.

               Director since 1987; Chairman of the Finance Committee and Member of the Audit Committee Age at 12/31/96--66

LOGO

  Mr. Jones joined the Company in 1951; became Director of Finance and Planning of the Communications Division in 1968; Treasurer of the Company in 1971; Vice President and Assistant Chief Financial Officer in 1974; Senior Vice President and Assistant Chief Financial Officer in 1984; and Executive Vice President and Chief Financial Officer in 1985. He retired in 1991. He is a trustee of the Kemper Mutual Funds, Chicago, Illinois. Mr. Jones received a B.S.E.E. degree from the University of Illinois and did graduate work in Business Administra-tion at Northwestern University.

               JUDY C. LEWENT

               PRINCIPAL OCCUPATION: SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MERCK & CO., INC.

LOGO
               Director since 1995; Member of the Finance and Audit Committees Age at 12/31/96--47

  Ms. Lewent has been Senior Vice President and Chief Financial Officer, Merck & Co., Inc., a pharmaceuticals company, since 1992 and was formerly its Vice President--Finance and Chief Financial Officer (1990-1992) and Vice President and Treasurer (1987-1990). She is also a director of Astra Merck, Inc.; the DuPont Merck Pharmaceutical Company; Johnson & Johnson Merck Consumer Pharma-ceuticals Company; and The Quaker Oats Company. Ms. Lewent received a B.S. de-gree from Goucher College and a M.S. degree from MIT Sloan School of Management.

               WALTER E. MASSEY
               PRINCIPAL OCCUPATION: PRESIDENT OF MOREHOUSE COLLEGE

               Director since 1993; Chairman of the Technology Committee and Member of the Nominating Committee

LOGO
               Age at 12/31/96--58

  After being staff physicist and post-doctoral fellow at Argonne National Lab-oratory, assistant professor at the University of Illinois, associate professor and professor of physics at Brown University, Dr. Massey then joined Argonne National Laboratory as its director and was named to the additional position of Vice President for Research at the University of Chicago in 1982. In 1984, he became Vice President for Research and for Argonne National Laboratory, the University of Chicago. In 1991, he was appointed by President Bush as the Di-rector of the National Science Foundation. In April, 1993 he became Provost and Senior Vice President, Academic Affairs, University of California System, and since August, 1995 he has been President of Morehouse College. Dr. Massey re-ceived a Ph.D. degree in physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathemat-ics from Morehouse College. He also is a past President of the American Associ-ation for the Advancement of Science. He is a director of Amoco Corporation and BankAmerica Corporation and its subsidiary, Bank of America, N.T.S.A. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his appointment to the National Science Foundation.

               JOHN F. MITCHELL
               PRINCIPAL OCCUPATION: VICE CHAIRMAN OF THE BOARD, MOTOROLA,
               INC.

               Director since 1974; Member of the Executive, Technology and Management Development Committees

LOGO
LOGO

               Age at 12/31/96--68
  Mr. Mitchell joined the Company in 1953; became Vice President of the Company in 1968; General Manager of the Communications Division in 1972; Executive Vice President and Assistant Chief Operating Officer in 1975; President in 1980; Chief Operating Officer in 1986; and Vice Chairman and Officer of the Board in 1988. He retired as an officer of the Company in 1995, but continues as a con-sultant. He is former chairman of the Electronic Industries Association and an honorary member of its Board of Governors. He is a former director of the Na-tional Association of Manufactur-

PROXY STATEMENT
------------------
ers; a member of the President's National Security Telecommunications Advisory Committee; a Fellow of the Radio Club of America; and is on the Advisory Board of Trustees of the Foundation for Student Communications, Princeton Universi-ty. Mr. Mitchell received a B.S. degree from the Illinois Institute of Tech-nology. He was awarded an honorary doctorates from the Illinois Institute of Technology, Dublin City University and from Iowa Wesleyan College.

              THOMAS J. MURRIN
              PRINCIPAL OCCUPATION: DEAN OF DUQUESNE UNIVERSITY'S SCHOOL OF BUSINESS ADMINISTRATION

              Director since 1991; Chairman of the Nominating Committee and Member of the Compensation Committee

LOGO

              Age at 12/31/96--67
  Mr. Murrin is Dean of Duquesne University's School of Business Administra-tion. He previously was Deputy Secretary of the U.S. Department of Commerce and served as a U.S. delegate to the NATO Industrial Advisory Group and as a member of the Defense Policy Advisory Committee on Trade. From 1983 to 1987, he was President of the Energy and Advanced Technology Group of Westinghouse Electric Corporation, which he joined in 1951. Mr. Murrin also served as chairman of the Commission on the Federal Appointment Process, the Federal Quality Institute, the Board of Overseers of the Commerce Department's Malcolm Baldrige National Quality Award and the Defense Department's Defense Manufac-turing Board. He has also served as Distinguished Service Professor in Tech-nology and Management at Carnegie Mellon University, as Chairman of the Board of Trustees of Duquesne University and as a member of the Board of Trustees of Fordham University. He is a director of Duquesne Light Company and its holding company, DQE, Inc. He also serves as a director of the Pittsburgh Regional Al-liance, and is Vice-Chairman of the Regions Working Together Consortium.

              NICHOLAS NEGROPONTE
              PRINCIPAL OCCUPATION: DIRECTOR OF MEDIA LABORATORY OF MASSACHUSETTS INSTITUTE OF TECHNOLOGY

              Director since 1996; Member of the Technology Committee

LOGO

              Age at 12/31/96--53
  Mr. Negroponte is a founder and director of the Massachusetts Institute of Technology's Media Laboratory, an interdisciplinary, multi-million dollar re-search center focusing exclusively on the study and experimentation of future forms of human and machine communication. Mr. Negroponte studied at MIT, where as a graduate student he specialized in the then new field of computer aided design. In 1967 he founded MIT's pioneering Architecture Machine Group, a com-bination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. In 1992 Mr. Negroponte co-founded Wired magazine of which he is the senior columnist. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

              JOHN E. PEPPER, JR.

              PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OF PROCTER & GAMBLE CO.

LOGO
              Director since 1994; Member of the Compensation and Management Development Committees

  Mr. Pepper is Chairman of the Board of Directors and Chief Executive of Procter & Gamble Co., a consumer products company. Mr. Pepper joined Procter & Gamble in 1963, became General Manager of Procter & Gamble Italia in 1974, and was named Division Manager--International in 1977. In 1978, he returned to the U.S. as Vice President-Packaged Soap and Detergent Division. He was elected Executive Vice President of Procter & Gamble Co. and was named to its Board of Directors in 1984, was named President in 1986 and was named Chairman of the Board and Chief Executive in July, 1995. Mr. Pepper is also a director of the Xerox Corporation. He is Co-Chairman of the Governor's Education Council of the State of Ohio, a Fellow of the Yale Corporation, and was Chairman of the 1994 Cincinnati United Way Campaign. He is Co-Chairman of the Cincinnati Youth Collaborative, and a trustee of the Christ Church Endowment Fund. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctorate degrees from Mount St. Joseph College, Xavier University and St. Petersburg University (Russia).
              Age at 12/31/96--58

              SAMUEL C. SCOTT III
              PRINCIPAL OCCUPATION: CORPORATE VICE PRESIDENT AND PRESIDENT OF THE CORN REFINING BUSINESS OF CPC INTERNATIONAL, INC.

              Director since 1993; Chairman of the Compensation Committee and Member of the Executive Committee

LOGO
              Age at 12/31/96--52

  Mr. Scott is currently a Corporate Vice President of CPC International, Inc., a consumer foods company and President of its Corn Refining Business. Mr. Scott joined Corn Products in 1973 and has held a variety of increasingly responsible positions with the company since that time. He received a Bachelor of Science degree in mechanical engineering and a Master of Business Adminis-tration degree from Fairleigh Dickinson University. Mr. Scott is on the Board of Directors of Arancia-CPC, Reynolds Metals Company, Inroads/Chicago, MERC (Minority Economic Resources Corporation), and the Corn Refiners Association.

                                                                 PROXY STATEMENT
                                                           --------------------

               B. KENNETH WEST
               PRINCIPAL OCCUPATION: SENIOR CONSULTANT FOR CORPORATE GOVERNANCE TO TEACHERS INSURANCE AND ANNUITY ASSOCIATION, COLLEGE RETIREMENT EQUITIES FUND


LOGO
               Director since 1976; Chairman of the Management Development Committee and Member of the Executive and Finance Committees Age at 12/31/96--63

  Mr. West is currently serving as Senior Consultant for corporate governance to Teachers Insurance and Annuity Association, College Retirement Equities Fund, a major pension fund company. He retired as Chairman of the Board of Har-ris Trust and Savings Bank and its holding company, Harris Bankcorp, Inc. in 1995. He had been employed at Harris since 1957, and was elected President of Harris in 1980 and Chairman and Chief Executive Officer in 1984. In September 1993 he retired as Chief Executive Officer and as an employee, retaining his position as Chairman of the Board. He is also a director of The Pepper Compa-nies, Inc. Mr. West is a 1955 Phi Beta Kappa graduate of the University of Il-linois and after joining Harris Bank in 1957 completed night classes to receive an M.B.A. with honors in 1960 from the University of Chicago. He is a past chairman of the board of trustees of the University of Chicago and in 1988 was awarded the University's honorary Doctor of Laws degree. He is a past President of the University of Illinois Foundation and is a past Chairman of the Civic Committee of the Commercial Club of Chicago of which he is also a past Presi-dent.

               DR. JOHN A. WHITE
               PRINCIPAL OCCUPATION: DEAN OF ENGINEERING, GEORGIA INSTITUTE OF TECHNOLOGY

               Director since 1995: Member of the Audit and Technology
               Committees

LOGO

  Dr. White has served since July 1, 1991, as Dean of Engineering at Georgia Institute of Technology, having been a member of the faculty since 1975. During the period from July 1988 to September 1991, he served as Assistant Director of the National Science Foundation in Washington, D.C. He is a director of Eastman Chemical Company, CAPS Logistics, Inc., Russell Corporation and Georgia Insti-tute of Technology Research Corporation, a member of the National Science Board, past president of the National Consortium for Graduate Degrees for Mi-norities in Engineering and Science, Inc., and a director of the Southeast Con-sortium for Minorities in Engineering, Inc. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D from The Ohio State University.
               Age at 12/31/96--57

INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1996 and are serving in such capacity for the current fiscal year. The appointment of independent public accountants is made annually by the Board of Directors. The decision of the Board of Direc-tors is based on the recommendation of the audit committee, which reviews both the audit scope and estimated audit fees. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting and will have the opportu-nity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

  During 1996, the Board of Directors of the Company had six meetings. Two of the meetings were of two days duration and two meetings were via teleconference. All incumbent directors attended 75% or more of the combined total of meetings and actions of the Board of Directors and the committees on which they served during 1996.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

  The Board of Directors has standing audit, compensation, nominating, execu-tive, finance, technology and management development committees. The Board of Directors also forms ad hoc committees from time to time.

  The present members of the audit committee are Ms. A. Jones, chairman, and Messrs Fuller, D. Jones, White and Ms. Lewent. This committee held three meet-ings during 1996. The audit committee reviews the accounting standards and principles followed by the Company; recommends to the Board the appointment of independent auditors; reviews and approves the scope of the examination of the independent public accountants and their reports and evaluations; receives in-ternal audit reports directly from the Company's internal auditors; and moni-tors progress in the correction of any important deficiencies raised by either auditors. In addition, the audit committee receives reports from the Company's health, safety and environmental audit function and business ethics compliance committee; monitors adherence to established corporate policies, codes and practices; and arranges for any special investigations or audits that may be deemed necessary. The audit committee also receives periodic reports from the management legal committee; reviews the Company's policy, practice, staffing and posture regarding legal matters; and reviews the Company's relationship with all external and internal attorneys.

  The present members of the compensation committee are Messrs. Scott, chair-man, Murrin, and Pepper, none of whom is an employee of the Company ("non-em-ployee directors"). This committee met seven times during 1996. The compensation committee reviews aggregate total compensation for all elected of-ficers; fixes the salaries of those elected officers who are senior officers of the Company reporting directly to the Chief Executive Office (the "Management

PROXY STATEMENT
------------------
Board"); fixes the salaries of those officers, if any, who report directly to the Chief Executive Office, but are not members of the Management Board; admin-isters all compensation plans or programs which require Board responsibilities; monitors all Motorola compensation and benefit plans; annually reviews Board member oversight; and reviews the performance of the Chairman of the Board and the members of the Chief Executive Office.

  The present members of the nominating committee are Messrs. Murrin, chairman, Fuller, Massey and Ms. A. Jones. This committee held three meetings in 1996. The nominating committee provides written criteria to be used as a guideline in selecting and reviewing candidates for the Board; develops and maintains a list of potential candidates for the Board; recommends candidates for directorships; and prepares a "management slate" for the annual meeting; consults with the Chairman of the Board on proposed assignments as Committee Chairmen and mem-bers; periodically studies and reviews with other Board members and the Chief Executive Office, the overall effectiveness of the organization and functioning of the Board and the conduct of its business; and annually reviews the corpo-rate governance guidelines. The nominating committee also will recommend a pro-cedure to the Board for reviewing the independence and performance of all members of the Board and will implement the procedure adopted by the Board.

  The nominating committee will consider individuals recommended by stockhold-ers of the Company as potential future nominees. The names of such individuals together with a full statement of their qualifications to serve as directors of the Company should be submitted to the nominating committee in care of the Sec-retary of the Company at 1303 East Algonquin Road, Schaumburg, Illinois 60196.

  Messrs. R. Galvin, chairman, C. Galvin, Mitchell, Scott, Tooker and West are the present members of the executive committee which reviews the Company's strategic planning process; the allocation of resources; and exercises the au-thority of the Board on specific matters assigned by the Board from time to time. This committee held one meeting in 1996.

  Messrs. D. Jones, chairman, C. Galvin, West and Ms. Lewent are the present members of the finance committee, which discusses and makes recommendations with respect to the overall financial posture of the Company. This committee held three meetings in 1996.

  Messrs. Massey, chairman, Mitchell, Negroponte and White are the present mem-bers of the technology committee, which identifies and assesses significant technological issues and needs affecting the Company. This committee held five meetings in 1996.

  Mr. West, chairman, and Messrs. Mitchell, Pepper and Tooker are the present members of the management development committee, which is responsible for regu-larly reviewing the process and results of the Company's organization and man-agement development program. This committee held two meetings in 1996.

DIRECTOR COMPENSATION

  The standard arrangement during 1996 for compensating non-employee directors of the Company was the payment of an annual retainer of $40,000 to each direc-tor. Each non-employee director who is chairman of a committee receives an ad-ditional $4,000 per annum. The Company does not intend to increase this retainer for the next two years because beginning in June 1996, the Company be-gan granting annual options to acquire 1,000 shares of Motorola common stock to non-employee directors. In addition, each non-employee director receives $1,500 per day for directors' meetings attended, $1,000 per day for attendance at com-mittee meetings which are not held in conjunction with, and on the same day as, directors' meetings; $500 per day for committee meetings attended which are held in conjunction with, and on the same day as, director or committee meet-ings; and $1,500 per day and a pro-rata portion thereof for partial days, for assigned work for the benefit of the Company or any subsidiary which is re-quested by the Board or its Chairman, any committee of the Board or a member of the Chief Executive Office. Non-employee directors may elect to defer receipt of all or any portion of their compensation until the year after they cease be-ing a director, become disabled or reach a designated age. Such deferred amounts are credited with interest at a rate based on the discount rate for ninety-day Treasury bills. Payments generally may be made in a lump sum or in annual installments over a period not exceeding ten years. The entire undis-tributed deferred amount (plus interest) will be distributed in a lump sum upon a participating director's death. The Company also reimburses its directors and spouses who accompany directors, in certain instances, for travel, lodging and related expenses they incur in attending Board and committee meetings.

  In February, 1996, the Board of Directors voted to terminate the retirement plan for the then non-employee directors who become directors after February 6, 1996, and to freeze the plan for the then current non-employee directors. Non-employee directors elected after the vote were not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. Directors with accrued vested benefits will be entitled to receive payment of such benefits in accor-dance with the applicable payment terms of the plan, including payments to his or her spouse in the event of death.

  Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the direc-tor on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 1996 was approximately $4,100.

  In May, 1995, the stockholders approved the adoption of the Non-Employee Di-rectors' Stock Plan. Under this plan, non-employee directors may elect to re-ceive all or a part of

                                                                 PROXY STATEMENT
                                                           --------------------
the cash compensation they receive for services as a director in the form of shares of Common Stock. Shares of Common Stock were first available under this plan in 1996 and four directors are participating in the plan.

  Mr. Robert W. Galvin, a director and executive officer, owns an airplane which he used on business travel for the Company for approximately 86.6% of its miles flown in 1996. The Company employs pilots and mechanics for airplanes which it owns. They also devote a portion of their time to Mr. Galvin's air-plane, including those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employees. Mr. Galvin pays all of the other expenses of his airplane, except that the cost of fuel, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights, are paid by the Company. Mr. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 1996, and historically, the percent-age of the total expenses of the airplane which has been paid by the Company has been less than the percentage of usage of the airplane for Company busi-ness.

  Certain non-employee directors were paid additional compensation for services to the Company. Mr. John F. Mitchell performed services primarily as a senior consultant to the Company on the IRIDIUM(R) project. During 1996 he received $352,800, plus expenses. Mr. Donald R. Jones served as Chairman of the Profit Sharing Committee of the Motorola Profit Sharing and Investment Plan and the Retirement Committee under the Pension Plan and Employee Stock Ownership Plan and received in 1996 $8,000 per quarter for a total of $32,000, plus expenses. During 1996, Mr. William J. Weisz received $27,500 a month for a total of $330,000, plus expenses for services as Chairman of the Board of Directors.

APPROVAL BY STOCKHOLDERS

  In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Shares may be voted for or withheld from each nominee. Shares that are withheld and broker non-votes will have no effect on the outcome of the elec-tion because directors will be elected by a plurality of the shares voted for directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROXY STATEMENT
------------------

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table sets forth information as of January 31, 1997 (except as indicated below) regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 9, and by all current directors, nom-inees and current executive officers of the Company as a group.

                                                   SHARES UNDER TOTAL SHARES
                                        SHARES     EXERCISABLE  BENEFICIALLY
     NAME                              OWNED(1)     OPTIONS(2)    OWNED(3)
    ---------------------------------------------------------------------------
     Gary L. Tooker                       180,216     464,000       645,754(4)
     Christopher B. Galvin (5)          3,216,364     310,000     3,541,388(6)
     Robert L. Growney                     29,972     134,373       164,969
     James A. Norling                      40,632     344,000       385,747
     John M. Scanlon                        3,500     117,000       120,500
     Edward F. Staiano                     10,324     116,000       126,324
     H. Laurance Fuller                     6,961          --         6,961
     Robert W. Galvin (5)              15,173,656          --    15,207,789(7)
     Anne P. Jones                          4,064          --         4,064
     Donald R. Jones                       51,202      50,000       152,404(8)
     Judy C. Lewent                         2,005          --         2,005
     Walter E. Massey                       3,287          --         3,287
     John F. Mitchell                     194,737     183,750       378,487
     Thomas J. Murrin                      16,500          --        20,000(9)
     Nicholas Negroponte                       --          --            --
     John E. Pepper, Jr.                    5,262          --         5,612(10)
     Samuel C. Scott III (5)                5,702          --         5,702
     William J. Weisz                     358,902          --       390,962(11)
     B. Kenneth West                       10,000          --        10,000
     John A. White                          3,151          --         3,151
     All current directors, nominees
     and current executive
     officers as a group (30
     persons)                          19,589,020   2,815,523    22,588,495(12)
    ---------------------------------------------------------------------------

 (1) Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Un-der Exercisable Options."

 (2) Includes shares under options exercisable on January 31, 1997 and options which become exercisable within 60 days thereafter.

 (3) Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options." Unless otherwise indicat-ed, each person has sole voting and investment power over the shares re-ported. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin beneficially owns 2.6% of the Common Stock. All current directors and current executive officers as a group own 3.8%.

 (4) Mr. Tooker has shared voting and investment power over 180,216 of these shares. Mr. Tooker disclaims beneficial ownership of 53,630 shares held in certain trusts.

 (5) As of February 28, 1997.

 (6) Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 812,924 shares; shared voting and investment power, 1,719,119 shares; sole voting power only, 302,385 shares; and shared voting power only, 381,936 shares. In-cluded in Mr. C. Galvin's shares are 2,092,895 shares which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims benefi-cial ownership of all shares not held directly by him and of 14,624 shares owned by his wife which are included for him under "Total Shares Benefi-cially Owned."

 (7) Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 9,722,855 shares; sole investment power only, 4,042,227 shares; and shared voting and investment power, 2,092,895 shares. Included in Mr. R. Galvin's shares are 2,092,895 shares which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not di-rectly held by him and of 31,222 shares owned by his wife which are in-cluded for him under "Total Shares Beneficially Owned." Christopher B. Galvin, presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

 (8) Mr. Jones disclaims beneficial ownership of 51,202 shares held by his wife which are included for him under "Total Shares Beneficially Owned."

 (9) Mr. Murrin disclaims beneficial ownership of 3,500 shares held by his wife as trustee which are included for him under "Total Shares Beneficially Owned."

(10) Mr. Pepper disclaims beneficial ownership of 200 shares held by his son and 150 shares held by his daughter which are included for him under "To-tal Shares Beneficially Owned."

                                                                 PROXY STATEMENT
                                                            -------------------
(11) Mr. Weisz disclaims beneficial ownership of 32,060 shares owned by his wife which are included for him under "Total Shares Beneficially Owned."
(12) All directors, nominees and current executive officers as a group have shared voting and investment power over 1,999,339 of these shares.

                           SUMMARY COMPENSATION TABLE


                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                               --------------------------                --------------------------
                                                           OTHER ANNUAL  SECURITIES                   ALL OTHER
NAME AND                                                    COMPENSA-    UNDERLYING       LTIP        COMPENSA-
PRINCIPAL POSITION        YEAR SALARY ($)(1) BONUS ($)(2) TION ($)(3)(4) OPTIONS (#) PAYOUTS ($)(5) TION ($)(6)(7)
------------------------------------------------------------------------------------------------------------------
Gary L. Tooker            1996   1,080,000      760,000       6,841        80,000              *        14,520
Vice Chairman and         1995     990,000    1,030,000       5,882        80,000      1,980,000        16,002
Chief Executive Officer   1994     900,000    1,080,000       4,780        80,000      1,800,000        14,048
Christopher B. Galvin     1996     840,000      590,000       2,433        80,000              *         6,815
President and Chief       1995     770,000      800,000       1,896        60,000      1,540,000        10,492
Operating Officer         1994     676,667      812,000       1,452        60,000      1,353,332         9,546
Edward F. Staiano         1996     607,884      500,000       5,080            --              *        11,975
Executive Vice President  1995     564,231      690,000       4,257        40,000      1,128,462        13,715
                          1994     513,000      750,000       3,669        40,000      1,028,460        12,470
James A. Norling          1996     593,333      378,000       3,432        40,000              *         9,858
Executive Vice President  1995     555,000      610,000       2,945        40,000      1,110,000        11,611
                          1994     513,333      640,000       2,506        40,000      1,026,666        10,922
John M. Scanlon           1996     450,961      442,000       2,399        40,000              *         8,240
Executive Vice President  1995     375,961      525,000       1,740        20,000        375,961         2,379
                          1994     334,000      500,000       1,631        17,000             --         2,025
------------------------------------------------------------------------------------------------------------------

 *  Not currently available. See footnote (5).
(1) Including amounts deferred pursuant to salary reduction arrangements under the Profit Sharing Plan.
(2) These amounts were earned in each of these years under the Motorola Execu-tive Incentive Plan ("MEIP") for performance during that year.
(3) These amounts are the Company's reimbursements for the federal income tax liability resulting from the income imputed to that executive officer as a result of coverage by a group life insurance policy for elected officers.
(4) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer dur-ing each of these years.
(5) Payments for 1995 under the Long Range Incentive program were not calcula-ble until after distribution of the Company's proxy statement for 1996 and appear for the first time in the table above. The 1996 payments under this plan are not calculable at this time because comparator companies' data are not available, but are expected to be very substantial.
(6) These figures for 1996 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance: for Mr. Tooker, $9,355; for Mr. C. Galvin, $3,122; for Mr. Staiano, $6,810; for Mr. Norling, $4,693; and for Mr. Scanlon, $3,075.
(7) These figures include the following contributions made by the Company to the Profit Sharing Plan for 1996: for Mr. Tooker, $5,165; for Mr. C. Gal-vin, $3,693 for Mr. Staiano, $5,165; for Mr. Norling, $5,165; and for Mr. Scanlon $5,165.

                          STOCK OPTION GRANTS IN 1996
                               Individual Grants

                                                                                POTENTIAL
                                                                            REALIZABLE VALUE
                                                                             (4) AT ASSUMED
                                                                             ANNUAL RATES OF
                          NUMBER OF                                            STOCK PRICE
                         SECURITIES                                         APPRECIATION FOR
                         UNDERLYING      % OF TOTAL    EXERCISE                OPTION TERM
                       OPTIONS GRANTED OPTIONS GRANTED OR BASE             -------------------
                        (# OF SHARES)  TO EMPLOYEES IN  PRICE   EXPIRATION              10%
NAME                       (1)(2)           1996        ($/SH)   DATE(3)   5% ($)(4)  ($)(4)
----------------------------------------------------------------------------------------------
Gary L. Tooker             80,000            1.3%       53.81    12/17/06  2,707,200 6,860,800
Christopher B. Galvin      80,000            1.3%       53.81    12/17/06  2,707,200 6,860,800
Edward F. Staiano               0            0.0%           0                      0         0
James A. Norling           40,000            0.6%       53.81    12/17/06  1,353,600 3,430,400
John M. Scanlon            40,000            0.6%       53.81    12/17/06  1,353,600 3,430,400
----------------------------------------------------------------------------------------------

(1) These are options granted under the Share Option Plan of 1996 to acquire shares of Common Stock.
(2) These options were granted at fair market value at the time of the grant, are generally not exercisable until one year after grant and carry with them the right to elect to have shares withheld upon exercise and/or to de-liver previously acquired shares of Common Stock to satisfy tax withholding requirements. The options granted in 1996 to these individuals represent well less than 0.1% of the shares of Common Stock outstanding.
(3) These options could expire earlier in certain situations.

PROXY STATEMENT
------------------

(4) The potential realizable value of the options, if any, granted in 1996 to each of these executive officers was calculated by multiplying those op-tions by the excess of (a) the assumed market value, at December 17, 2006, of Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option's 10-year term over (b) the base price shown. This calculation does not take into account any taxes or other ex-penses which might be owed. The assumed market value at a 5% assumed an-nual appreciation rate over the 10-year term is $87.65 and such value at a 10% assumed annual appreciation rate over that term is $139.57. At $87.65 the total market value of the shares of Common Stock outstanding on March 14, 1997 would be $52,085,182,016 which would be an increase of $15,687,949,860 from the market value of such shares at the close of busi-ness on December 31, 1996. At $139.57, the total market value of the shares of Common Stock outstanding on March 14, 1997 would be $82,938,150,074 which would be an increase of $46,540,917,918 from the market value of such shares at the close of business on December 31, 1996. The 5% and 10% appreciation rates are set forth in the Securities and Ex-change Commission rules and no representation is, of course, made that the Common Stock will appreciate at these assumed rates or at all.

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND 1996 YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS AT END OF 1996   IN-THE-MONEY (2) OPTIONS
                       SHARES ACQUIRED                           (#)              AT END OF 1996 ($)(3)
                       ON EXERCISE (#  VALUE REALIZED ------------------------- -------------------------
NAME                     OF SHARES)        ($)(1)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------------------------------------------------------------------------------------
Gary L. Tooker                 -0-             -0-      464,000      80,000     11,032,880     595,200
Christopher B. Galvin          -0-             -0-      310,000      80,000      6,712,380     595,200
Edward F. Staiano          128,000       5,189,520      184,000           0      3,259,440           0
James A. Norling               -0-             -0-      344,000      40,000     10,568,960     297,600
John M. Scanlon                -0-             -0-      117,000      40,000      3,697,760     297,600
---------------------------------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the base (or exer-cise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 1996.
(3) Assuming a stock price of $61.25 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange--Compos-ite Transactions on December 31, 1996.

                   LONG-TERM INCENTIVE PLANS-AWARDS IN 1996

                                     PERFORMANCE OR                   ESTIMATED FUTURE PAYOUTS
                                      OTHER PERIOD                         UNDER NON-STOCK
                                         UNTIL                       PRICE-BASED PLANS (1)(2)(5)
                         NUMBER OF   MATURATION OR                   -----------------------------
NAME                   RIGHTS (#)(2)     PAYOUT     THRESHOLD ($)(3) TARGET ($)(4)   MAXIMUM ($)
---------------------------------------------------------------------------------------------------
Gary L. Tooker                1         4 Years             1              1,350,000      2,700,000
Christopher B. Galvin         1         4 Years             1              1,050,000      2,100,000
E. Staiano                    1         4 Years             1                182,812        365,625
J. Norling                    1         4 Years             1                712,500      1,425,000
J. Scanlon                    1         4 Years             1                398,438        796,875
---------------------------------------------------------------------------------------------------

(1) All the payments shown are potential assumed amounts. There is no assur-ance that Motorola will achieve results that would lead to payments under the Company's Long Range Incentive Plan of 1994 ("LRIPL") or that any pay-ments will be made under this plan.

(2) Under the LRIPL, at the beginning of each four year cycle, the Compensa-tion Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose are return on net assets ("RONA"), shareholder return and sales growth over a four year period, each weighted at 25%, compared to a selected competitive group of compa-nies. The fourth measurement is fundable growth weighted at 25%. An award is earned only when Company performance exceeds the minimum specified RONA floor, notwithstanding superior performance versus the comparator group of companies, and can range from 0% to 200% of the lesser of (1) 125% of the executive officer's annualized base salary on January 1 of the first year of the four year cycle, or (2) 100% of the executive officer's annualized base salary on December 31 of the last year of the four year cycle. No payments are made unless the minimum specified RONA floor is exceeded by Motorola.

(3) At the performance threshold-which is that point at which a payment could be made under the LRIPL--each listed current executive officer who partic-ipates in the LRIPL could receive $1 under the LRIPL.

(4) At the performance target--which is that point at which 50% of the maximum award under the LRIPL would be payable--the indicated payments would be made under the LRIPL.

(5) These figures were calculated using the January 1, 1996 annualized base salary for each participating executive officer.

                                                                 PROXY STATEMENT
                                                            -------------------
PENSION AND SUPPLEMENTARY RETIREMENT PLANS

  The Company maintains a retirement income plan known as the Motorola, Inc. Pension Plan (the "Pension Plan"). The Company's general objective is for the after-tax payments from the Pension Plan and Social Security to provide non-elected officer employees who have 35 years of service under the present Pen-sion Plan formula, with approximately 80% to 100% of their final after-tax salary after their normal retirement. The Company has established a Supplemen-tal Pension Plan ("Supplemental Plan") for participants in the Pension Plan who are not elected officers and who receive compensation in excess of the reduced compensation limit imposed by changes to the Internal Revenue Code (the "Code"). The purpose of the Supplemental Plan is to restore the benefits that otherwise would have been provided by the Pension Plan if the compensation limit of the Code had not been reduced.

  The Company also maintains a supplementary retirement plan in which elected officers, including the named executive officers, participate. If the benefit payable annually (computed on a single life annuity basis) to any named execu-tive officer under the Pension Plan (which is generally based on varying per-centages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon re-tirement at age 60 or later. The total annual payments to such officer from both plans will, generally, aggregate a percentage of the sum of such officer's rate of salary at retirement plus an amount equal to the highest average of the Motorola Executive Incentive Plan ("MEIP") awards paid to such officer for any five years within the last eight years preceding retirement, as disclosed in the Summary Compensation Table on page 9. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other factors. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer's base salary prior to retire-ment. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

  Based on salary levels at December 31, 1996, and the average of the MEIP awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated an-nual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers' supplementary retirement plan described above, and a previous retirement income plan is Mr. Tooker, $756,000; Mr. C. Galvin, $588,000; Mr. Staiano, $434,000; Mr. Norling, $423,500; and Mr.
Scanlon, $385,000.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has adopted a policy (the "salary protection policy") which gen-erally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary in the event their employment is involuntarily terminated (except for specific reasons) dur-ing a two-year period following an unsolicited change in control (as defined) of the Company. This policy, which is subject to specified amendment and termi-nation, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary pro-tection policy because of the Termination Agreements. Each Termination Agree-ment provides for the payment of benefits in the event that (i) the executive officer terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer terminates his or her employment for "good reason" (as defined) within two years of a change in control, or (iii) the executive officer's employment is terminated for any rea-son other than termination for "good cause" (as defined), disability, death or normal retirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 percent stock posi-tion would constitute a change in control, although, in the case of (i) above, a 51 percent stock position would be required. No benefits are payable under the Termination Agreements in the case of any change in control which the Company's Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, an amount equal to three times the greater of the execu-tive officer's highest annual base salary in effect during the three years im-mediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would improve the executive officer's after-tax position by elimi-nating any excise taxes otherwise imposed on the employee under the "parachute payment" provisions of the Internal Revenue Code. The term of each Termination Agreement is subject to automatic one year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Termination Agreement continues for an additional two years.

PROXY STATEMENT
-------------------

  The following graph and related disclosure and the Report of Compensation Committee on Executive Compensation shall not be deemed incorporated by refer-ence by any general statement incorporating this proxy statement into any fil-ing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this in-formation by reference, and shall not otherwise be deemed filed under such acts.

PERFORMANCE GRAPH

  The following graph compares the cumulative total return of Motorola, Inc., the S&P 500 Index and a composite S&P Electronic Subgroups Index composed of the following six S&P indices, weighted by market value at each measurement point: the S&P Communications-Equipment/Manufacturers Index, the S&P Computer Systems Index, the S&P Electrical Equipment Index, the S&P Electronics Defense Index, the S&P Electronics (Instruments) Index, and the S&P Electronics (Semi-conductors) Index. The S&P Communications-Equipment/Manufacturers Index cur-rently consists of 3Com Corp, Andrew Corporation, Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems, Inc., DSC Communications Corp., General Instru-ment Corp., Lucent Technologies, Inc., Northern Telecom Limited, Scientific-At-lanta, Inc. and Tellabs Inc. The S&P Computer Systems Index currently consists of Amdahl Corporation, Apple Computer, Inc., Compaq Computer Corp., Data Gen-eral Corp., Dell Computer Corp., Digital Equipment Corp., Hewlett-Packard Co., Intergraph Corp., International Business Machines Corporation, Seagate Technol-ogy, Inc., Silicon Graphics Inc., Sun Microsystems, Inc., Tandem Computers, Inc. and Unisys Corporation. The S&P Electrical Equipment Index currently con-sists of AMP Inc., Emerson Electric Co., General Electric Company, General Sig-nal Corp., W.W. Grainger, Inc., Honeywell Inc., Raychem Corp., Thomas & Betts Corp. and Westinghouse Electric Corporation. The S&P Electronics Defense Index currently consists of EG&G, Inc. The S&P Electronics (Instruments) Index cur-rently consists of Hewlett-Packard Co., Perkin-Elmer Corp. and Tektronix, Inc. The S&P Electronics (Semiconductors) Index currently consists of Advanced Micro Devices, Inc., Applied Materials, Inc., Intel Corporation, LSI Logic Corp., Mi-cron Technology, Inc., Motorola, Inc., National Semiconductor Corp. and Texas Instruments Incorporated. These assume $100 was invested in the stock or the Index on December 31, 1991 and also assume the reinvestment of dividends.

                                    [LOGO]

                        1991      1992      1993      1994      1995      1996
                        ----     -----     -----     -----     -----     -----
S&P 500 Index            100     104.0     118.4     119.9     164.9     203.2
Motorola, Inc.           100     161.3     286.2     361.5     357.8     387.3
S&P 500 Electronic
  Subgroups Index        100     107.5     123.8     138.7     189.2     266.7

                                                                 PROXY STATEMENT
                                                            -------------------
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OBJECTIVES OF EXECUTIVE
COMPENSATION PROGRAM

  The objective of Motorola's executive compensation program is to attract and retain key executives critical to the long-term success of the Company. It is designed to align compensation with business strategy and success, and with Company values. This means having an integrated executive compensation program that is intended to balance short-term performance with the achievement of long-range strategic goals and that is designed to result in continuously im-proving total shareholder value. The program rewards executives not only for achieving Company goals, but also in relationship to the Company's performance compared to peer industry company performance.

  The Compensation Committee (the "Committee") of the Board of Directors met seven times in 1996. It discusses and reviews in detail the compensation for the members of the Chief Executive Office, and recommended to the Board of Di-rectors for its approval changes in compensation for those executives. The Com-mittee also reviewed and approved compensation changes for members of the Management Board.

  The Committee reviews total compensation for all elected officers; fixes the salaries of those elected officers who are members of the Management Board (other than the Chief Executive Officer, the President, and the Chairman of the Executive Committee, which, along with the compensation for the Chairman of the Board, is reviewed and fixed by the full Board of Directors); and fixes the salaries of those officers, if any, who directly report to the Chief Executive Officer or to the President, but are not members of the Management Board. The Chief Executive Office has joint authority to fix compensation for all other elected officers. The Committee continues to fix MEIP awards and grants of stock options in the aggregate, and individual awards for all elected officers.

SUMMARY OF COMPENSATION PLANS

  For many years, Motorola has participated in a number of compensation surveys for all job categories, exempt and nonexempt, which it believes can be "benchmarked." One of these surveys is a "consolidated industries" report on the compensation for executive job categories in what are currently 271 compa-nies, of which 26 are in the S&P Electronic Subgroups Index shown on page 12. Another survey is a report on the compensation for executive job categories in what are currently 28 large (sales of $5 billion or more) "high tech" and in-dustrial companies, selected for their being in some of the same general lines of business as the Company or as being viewed as generally important to the overall high tech industry. This "high tech" survey includes 15 of the compa-nies in the S&P Electronic Subgroups Index shown in the graph on page 12. Be-cause Motorola intends to attract and retain substantially above-average executives, the determination of base salaries includes a factor that raises salary range midpoints approximately 10% above the salary levels projected us-ing the "consolidated industries" report, as appropriately adjusted to reflect any higher compensation for positions indicated in the "high tech" survey, on the basis of the Company's size and organization level (determined using re-gression analysis) for directly comparable and equivalent jobs. Each year, the Chief Executive Office confirms to the Committee that the executive salary range midpoints are projected to be approximately 10% above the salary levels projected using the "consolidated industries" report. Where Company positions are broader or narrower than other comparable positions in other companies, ap-propriate judgmental adjustments are made to recognize these differences. Where Company positions are not comparable to others studied, the Company positions are assigned salary ranges which provide relative equity in relation to other Motorola positions. Using this method, salary grades for each elected officer position (including the Chief Executive Office, discussed below) in the Company were developed and approved.

  It is also the Company's general intention that, where allowed by law and lo-cal custom, all its employees should have the opportunity to increase their base compensation by participating in one or more incentive compensation plans, where the payments are based on Company, unit, team, or individual performance.

  Section 162(m) of the Internal Revenue Code generally limits the tax deduc-tion to $1 million for compensation paid to the executive officers listed on page 9 unless certain requirements are met. The Company is not planning to change the process for determining awards under the Motorola Executive Incen-tive Plan, one of the requirements for exemption from Section 162(m), because it is believed to be in the best interest of the Company to continue to exer-cise discretion, in the same manner as in the past, in the determination of MEIP awards. Therefore, MEIP awards will not be deductible. The Share Option Plan of 1991, the Share Option Plan of 1996 and the Long Range Incentive Plan of 1994 meet the requirements for exemption from Section 162(m) and compensa-tion paid under these plans will be deductible.

  In addition to a number of localized incentive programs, such as salespersons' commissions, Motorola has four major incentive compensation pro-grams in operation. All four of these relate in one way or another to Company performance and in most cases, to sector, group, division or team performance.

  1. The first such program is the RONA (Return On Net Assets) Incentive Pro-gram. This is generally available to eligible employees who are not participat-ing in the Motorola Executive Incentive Plan. Participants in 1996 numbered approximately 67,000. RONA awards are earned and paid semi-annually to partici-pants and depend, first, on the Company and, in most cases, the major business unit for which the participant works, exceeding a minimum RONA percentage (as determined by the Company) during the six-month period and, second, the extent to which such minimum percentage was exceeded. RONA combines profit after tax with more efficient utilization of assets to help achieve sales growth. The RONA percentage is calculated as:

               Sales       Profit After Tax
Profit After Tax
            X  ------   =  Net Assets

Sales          Net Assets

PROXY STATEMENT
------------------
  2. The second such program is the Motorola Executive Incentive Plan (MEIP). This is participated in by elected and appointed officers (including the named executive officers) and employees at certain levels of management and by spe-cific professionals who are deemed individual contributors. Participants in 1996 numbered 906. MEIP awards are generally earned and paid annually and are determined and awarded as a percentage of the participant's base salary earn-ings. For each year, a percentage, not to exceed seven percent, of the Company's consolidated net earnings (as determined under the MEIP, but gener-ally on a pre-tax basis after specified deductions) for that year which remains after deducting an amount equal to five percent of average capital employed (as determined under the MEIP) is added to the reserve available for payment of MEIP awards. Amounts were added to the reserve for 1996. The MEIP award for each participant is based on the achievement of a mixture of financial, strate-gic non-financial, and individual goals set for each calendar year. The MEIP sets no limits on the amount of awards to individual participants, except that the amounts awarded under the MEIP cannot exceed the amount reserved. In addi-tion, the Committee has established target and upper limit MEIP award levels which vary by salary range and which are updated periodically based on competi-tive survey information. For exceptional performance, the upper limit award level guidelines can be exceeded.

  3. The third such program is the Long Range Incentive Plan of 1994 (LRIPL), which for the cycle that began with 1996 is participated in to varying degrees by 35 of the Company's elected officers (including the named executive offi-cers) and which shareholders approved in 1994. The LRIPL award is determined, in part, by the Company's RONA, sales growth and stockholder return over a four-year period, compared to an average of a similar calculation for a group of selected competitive companies chosen by the Committee (the "comparator group index") and to Company targets. The comparator group index is a group of what is now thirteen companies, generally in one or more of the same lines of business as the Company, and believed by the Committee to be appropriate for measuring comparative performance on the basis of the factors in the LRIPL over a four-year period. An award is earned only when Company performance exceeds a minimum specified RONA floor, notwithstanding superior performance versus the comparator group index and Company targets. Additionally the award is deter-mined, in part, by the Company's fundable growth.

  The LRIPL or a predecessor plan has been in effect in sixteen succeeding four-year cycles, the first of which began in 1982. Under the most recent pred-ecessor plan, the Long Range Incentive Program ("LRIPR"), since its inception payments have been made twice, for the cycles ending with 1994 and 1995, be-cause the Company's overall RONA performance had not previously exceeded the RONA floor set in the LRIPR. This was the case before 1994 and 1995 even though in the previous four completed four-year cycles the Company's financial perfor-mance (as measured by LRIPR) exceeded the comparator group index. Maximum awards were paid for the four-year cycles ending with 1994 and 1995, except that no awards were paid, for the cycle ending with 1994, to participants in one of the Company's businesses, because it did not achieve the specified RONA floor for that business. For the four-year cycle ending with 1996, the Company-wide RONA floor set in the LRIPR was exceeded by the Company and very substantial payments are expected.

  4. The last such program is the Share Option Plans. The Share Option Plans are participated in by a wide range of managerial and individual contributors. Recipients of Share Options in 1996 numbered approximately 13,000. There are approximately 15,900 total current Share Option holders. Share Options are typ-ically awarded annually to encourage optionees to own Common Stock, thus align-ing their own personal financial worth to the Company's share price growth. They are granted with option prices at the then-market price in quantities as low as 25 shares to mid-range and lower level Company employees, and in sub-stantially higher numbers to senior managers. The final worth of Share Options depends wholly on the increase in the value of the Common Stock, which, over time, reflects the Company's performance, as viewed by the market.

  Beginning with the Share Option grant in December, 1993, the Company estab-lished higher minimum stock ownership level guidelines for executive officers, including the Chief Executive Office. Under those guidelines, if a Chief Execu-tive Office member does not own shares of Common Stock representing four times his base salary or if other executive officers do not own shares of Common Stock representing three times their base salaries, then such officer must re-tain fifty percent of the shares that remain from any exercise of the December, 1993 Share Option grant and any future Share Option grants, (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares) until the minimum stock ownership level is reached. Additionally, these guidelines set a minimum stock ownership level of 5,000 shares of Common Stock for all other elected officers and 1,000 shares of Common Stock for all appointed vice-presidents. Under these additional guide-lines, if an elected officer or appointed vice-president does not own shares of Common Stock representing the minimum stock ownership level, then he or she must retain fifty percent of the shares that remain from any exercise of any Share Option granted after June 30, 1994, or after the date he or she becomes an elected officer or appointed vice-president if later, respectively, and from any future Share Option grants, after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any re-quired tax withholdings, even if he or she does not actually surrender shares, until the minimum Common Stock ownership level is reached.

  On one basis or another, the rewards under each of these four major plans de-pend on overall Company performance, with some also taking account of sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as execu-tive officers (including one or more of the five most highly compensated at that time) have received no payments under the RONA Incentive Program or under the MEIP or LRIPR.

                                                                 PROXY STATEMENT
                                                            -------------------
CHIEF EXECUTIVE OFFICE AND CHAIRMAN OF THE BOARD COMPENSATION

  The compensation for the Chief Executive Office members and the Chairman of the Board, who beginning on January 1, 1997 is an officer of the Company, con-sists of base salary, annual MEIP award eligibility, LRIPR and LRIPL award eli-gibility, Share Options, and certain other benefits.

  In addition to the studies mentioned earlier, a special Chief Executive Offi-cer and Chief Operating Officer compensation study is conducted periodically for the Committee of large (sales of $10 billion or more), industrial compa-nies, currently numbering 21, nine of which are in the S&P Electronic Subgroups Index shown in the graph on page 12, eighteen of which are included in the "high tech" industry survey discussed on page 13. This study uses regression analysis techniques, which relate Motorola's size to these other companies' size to approximate the appropriate base salary, other components of compensa-tion and the total compensa-tion levels which should be paid for the Chief Ex-ecutive Office members, before taking into account the financial and non-financial strategic performance of the Company and the individual performance of the Chief Executive Office members. In determining the Chief Executive Of-fice members' base salaries, the Committee considered the results of these studies and the salary range midpoints that are approximately 10% above salary levels projected on the basis of the Company's size, together with the Company's performance on its own financial and non-financial strategic goals and the individual performance of the Chief Executive Office members. No par-ticular weight was given to any one of these goals in setting base salaries for the Chief Executive Office members. The competitive studies gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. In 1996, the Committee reviewed, and recommended for approval to the Board of Directors, the base salaries of the Chief Executive Office mem-bers.

CHIEF EXECUTIVE OFFICE AND CHAIRMAN OF THE BOARD BASE SALARY

  The base salaries for 1996 of Gary L. Tooker and Christopher B. Galvin, mem-bers of the Chief Executive Office at that time, were primarily determined as a result of the studies and survey data referred to above, and were based on their leadership performance and their performance on other subjective perfor-mance factors described below. Based again on their leadership performance and their performance on other subjective performance factors described below, the base salaries of Christopher B. Galvin and Robert L. Growney (who became a mem-ber of the Chief Executive Office on January 1, 1997) were reviewed by the full Board of Directors and, as of January 1, 1997, Mr. Galvin's salary increased to $990,000 and Mr. Growney's to $720,000.

  Mr. Tooker, who became Chairman of the Board on January 1, 1997, continues to be an officer and full-time employee of the Company, although not a member of the Chief Executive Office. Mr. Tooker's responsibilities as an officer of the Company include: to provide advice and counsel to the Chief Executive Office and to attend certain key meetings of the Chief Executive Office; work with the Chief Executive Office to manage major issues and projects, at the members' request; serve on certain internal and external committees, continue to assist in the Company's sponsorship of global diversity, training and family and public education initiatives; and represent the Company in relationships with senior government officials, major customers and industry associations. Mr. Tooker's base salary as of January 1, 1997 is $1,080,000.

CHIEF EXECUTIVE OFFICE ANNUAL MEIP

  For the MEIP award paid in 1997 for 1996 performance, 25% of the MEIP bonus was based on RONA, and 25% was based on earnings per share improvement and on other performance improvement. The remaining 50% was based on a number of other goals, such as: the achievement of people goals, including objective minority and women parity goals and subjective goals related to leadership and the de-velopment of people; globalization goals, such as sales growth targets and initiatives in specific countries and regions; customer satisfaction and qual-ity measurement and metrics; cycle time goals; new growth platforms and new competencies. In line with competitive survey information, the Committee estab-lished, for Chief Executive Office members, a target annual MEIP award of 85% of base salary, with a maximum of 170%. The Committee reviewed the Company's performance for 1996 and the Chief Executive Office members' leadership role in attaining the level of achievement of quantifiable (essentially financial/economic) and non-quantifiable (judgmental) goals, determined that an MEIP award was warranted and granted an award of approximately 70% of each in-dividual's 1996 base salary to the Chief Executive Office members.

CHIEF EXECUTIVE OFFICE SHARE OPTIONS

  Share Options for 80,000 shares of Common Stock at the market price on the grant date were awarded in December, 1996 to both Gary L. Tooker and Christo-pher B. Galvin as part of the Company's annual option program. This level of option awards was made using the Committee's judgment. In making these grants, the Committee referred to the options granted and exercised by these Chief Ex-ecutive Office members from 1987 to 1996 and their stock ownership as of Octo-ber 31, 1996.

CHIEF EXECUTIVE OFFICE LRIPR

  For the four-year periods ending with 1994 and 1995, maximum awards were paid to the Chief Executive Office members. Data are not yet available to compute the comparator group index for 1996. The awards earned under the LRIPR for the four-year period ending with 1996 cannot be calculated until the data necessary to compute the comparator group index are made public by all of the companies reflected in the index. The minimum corporate four-year RONA percentage re-quired to be met for payment under LRIPR was met and awards for the four-year period ending with 1996 are expected to be very substantial.

PROXY STATEMENT
------------------
GENERAL

  Overall, the Committee believes that the Chief Executive Office members and the Chairman of the Board are being appropriately compensated in a manner that relates to performance and in the stockholders' long-term interests.

                  Respectfully submitted,

                  Samuel C. Scott III, Chairman
                  Thomas J. Murrin
                  John E. Pepper, Jr.

OTHER MATTERS

  The Board of Directors of the Company knows of no other business to be trans-acted at the annual meeting of stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompany-ing proxy to vote or act with respect to them in accordance with their best judgment.

MANNER AND COST OF PROXY SOLICITATION

  The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies for which the Company will pay an estimated fee of $14,000, plus expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Gary Tooker inadvertently failed to timely report, on his Form 5, that he gifted 800 shares in November, 1995 to several charities.

PROPOSALS

  Proposals of stockholders intended to be presented at the Company's 1998 an-nual meeting of stockholders must be received at the Company's principal execu-tive offices not later than November 21, 1997.

  The nominating committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the annual meeting of stockholders. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, notice must be received not less than 60 days or more than 90 days prior to such annual meeting or within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. A nomination which does not comply with the above procedure will be disregarded.

  Such proposals or nominations should be addressed to A. Peter Lawson, Secre-tary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

                By order of the Board of Directors

                /s/ A. Peter Lawson

                A. Peter Lawson
                Secretary

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  This commentary should be read in conjunction with the Consolidated Finan-cial Statements and Notes, presented on pages F-12-F-25 of this Proxy State-ment, for a full understanding of Motorola's financial position and results of operations.

  In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 1996.

MOTOROLA, INC.

1996 COMPARED WITH 1995

  Sales increased 3% to $28.0 billion from $27.0 billion in 1995. Interna-tional market sales, as measured by the locale of the end customer after in-ternal Motorola sales eliminations, represented 58% of total sales in 1996, compared with 59% in 1995. The highest regional growth rates were achieved in Latin America and the United States while declines occurred in the Japan, Eu-rope, Asia Pacific and China markets. The Company believes the global economic outlook is healthy, especially in emerging markets such as Latin America and Asia. The Company also expects to see balanced growth in the developed world.

  At the end of 1996, the Semiconductor Products segment began to experience an improved pattern of orders and sales versus the rest of 1996 as the world-wide semiconductor industry entered a cyclical rebound. However, improved year-over-year financial results may not be evident until later in 1997. Many of the factors that affected certain Company businesses should continue to have an adverse impact early in 1997. During 1997, the Company plans to con-tinue investing in programs that create platforms for future growth, such as IRIDIUM(R) and flat-panel displays, as well as in Motorola core technology businesses. It is expected that, as these new products enter the Company's revenue base, profit margins will be relatively lower until markets mature and manufacturing economies of scale develop to reduce unit costs.

  Segment operating profits were $2.3 billion in 1996 compared with $3.2 bil-lion in 1995. The main factor contributing to the decline in earnings and slowdown in sales growth in 1996 was the recession in the semiconductor indus-try. Other factors included product deficiencies in certain segments of the cellular telephone and modem businesses, slower sales in the U.S. paging busi-ness in the fourth quarter, and their impact on related component products such as rechargeable batteries.

  In addition, restructuring costs and unusual charges, related to various as-set writedowns and strategic decisions to end certain technology development programs that no longer offered the growth potential to justify further in-vestment, resulted in a combined negative impact to pre-tax earnings of more than $150 million in the fourth quarter. These actions created a reinvigorated process to discontinue those development programs that have not lived up to their promise, while further reducing costs in existing businesses that are not achieving adequate profitability, and refocusing investments where Motor-ola possesses, or is cultivating leadership core competencies.

  Net earnings in 1996 were $1.15 billion, or $1.90 per fully diluted common and common equivalent share, compared with $1.78 billion in 1995, or $2.93 per fully diluted common and common equivalent share. Net margin on sales was 4.1%, compared with 6.6% during 1995.

  Motorola's selling, general and administrative expenses were 17% of sales both in 1996 at $4.7 billion and 1995 at $4.6 billion. By comparison to 1995, the difference in dollars resulted from increases in normal operating expenses and the restructuring and unusual charges mentioned earlier. These increases were largely offset by lower incentive compensation payments to employees that resulted from the decrease in Company profits.

  Depreciation expense increased 20% for 1996 compared with 1995 due to in-creased depreciation associated with new semiconductor manufacturing capacity added primarily in 1995 and early 1996. Depreciation expense is expected to increase in 1997, but at a slower rate than in 1996. This reflects the reduc-tion in fixed asset expenditures in 1996. Fixed asset expenditures for 1996 were $3.0 billion, compared with $4.2 billion in 1995. This decrease resulted primarily from selective deferral of manufacturing capacity expansion, primar-ily in the Semiconductor Products segment. Fixed asset expenditures for 1997 are expected to be flat.

  The effective tax rate for 1996 of 35% compared favorably to the 1995 and 1994 rate of 36%. The Company currently expects an effective tax rate of 35% during 1997.

  As of January 1, 1997, the Company adopted Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities" and Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SOP 96-1 provides authoritative guidance on specific accounting issues that are present in the recognition, measure-ment, display, and disclosure of environmental cleanup liabilities. Statement No. 125 provides consistent standards for distinguishing transfers of finan-cial assets that are sales from transfers that are secured borrowings. The im-pact of the adoption of these accounting standards on the Company's financial position and results of operations is not expected to be material.

  In recent years, a large portion of the Company's net sales, operating prof-its and growth have come from its international operations. As a result, fu-ture Company business activities and financial results could be significantly affected by the stability and policies of non-U.S. governments, particularly as they relate to prevailing social and economic conditions, inflation rates, monetary fluctuations, balance of payments, non-U.S. exchange rates or trade restrictions and prohibitions.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
-------------------

1995 COMPARED WITH 1994

  Sales increased 22% to $27.0 billion from $22.2 billion in 1994. Interna-tional market sales, as measured by the locale of the end customer after inter-nal Motorola sales eliminations, represented 59% of total sales in 1995, compared with 53% in 1994. The highest regional growth rates were achieved in China, Asia-Pacific, Europe, Japan, and Latin America.

  Segment operating profits were $3.2 billion in 1995 compared with $2.9 bil-lion in 1994. During 1995, the Company's results were principally influenced by three trends: increasing worldwide price competition in the Company's wireless communications businesses; a moderating growth rate in the United States cellu-lar subscriber base and, to a lesser extent, in Europe; and costs and ineffi-ciencies resulting from the Company's addition of major elements of new manufacturing capacity in its semiconductor business.

  Motorola's selling, general and administrative expenses during 1995 were $4.6 billion or 17% of sales, compared with $4.4 billion or 20% of sales in 1994. By comparison with 1994, expenses during 1995 included a significantly lower level of costs resulting from the Company's ongoing evaluation of its operations, or-ganizational structure and asset valuations.

  Net earnings in 1995 were $1.78 billion, or $2.93 per fully diluted common and common equivalent share, compared with $1.56 billion in 1994, or $2.65 per fully diluted common and common equivalent share. Net margin on sales was 6.6%, compared with 7.0% during 1994.

MOTOROLA, INC. SEGMENTS

  The following commentary should be read in conjunction with the 1996 finan-cial results of each reporting segment as detailed in Note 7, "Information by Industry Segment and Geographic Region" of the Consolidated Financial State-ments and Notes in this Proxy Statement.

GENERAL SYSTEMS PRODUCTS

  The General Systems Products segment primarily designs, manufactures, dis-tributes, installs, and services cellular infrastructure equipment and cellular telephone subscriber units. The Motorola Computer Group, within this segment, develops, manufactures, sells, and services multi-function computer systems and board level products, together with operating systems and system enablers.

  Segment sales advanced 6% to $11.3 billion, orders rose 15% and segment oper-ating profits were lower. Sales increased over 1995 due to increased unit vol-ume, partially offset by declining sales prices, competitive pressures, and product deficiencies in certain market segments. Overall, sales also were af-fected by a slowing growth rate in the cellular subscriber base in the United States.

  For 1996, the Cellular Subscriber Sector (CSS), formerly the Cellular Sub-scriber Group, sales were slightly lower but orders were higher. The Company began to see signs of improvement in the cellular phone business during the third and fourth quarters of 1996 primarily from the introduction of leadership digital phone products. Total unit volume shipments of the Global System for Mobile Communications (GSM) phone category rose steadily throughout each quar-ter in 1996.

  Throughout 1996, CSS debuted a variety of new and innovative wireless commu-nications products. In January, CSS unveiled the StarTAC(TM) Wearable Cellular Telephone, the world's smallest and lightest Advanced Mobile Phone System
(AMPS) cellular phone commercially available. Shortly after, an Extended Total Access Communication System (ETACS) version of the StarTAC phone was announced. Mid-year, CSS announced its StarTAC(TM) 6000 Cellular Telephone, a mid-tier featured and lower priced addition to its AMPS wearable phone family. Later in the year, CSS followed with an announcement of its GSM StarTAC digital cellular telephone, the world's lightest and smallest phone for GSM networks.

  Other product announcements included the first GSM cellular phone to provide Chinese character short messaging and the commercial availability of the Per-sonal Phone Series(R) 2 cellular phone that can also be used as a cordless phone at home or at work. The latest version of the Easy Mobile Office data product debuted, which includes the MicroTAC(R) International 8700 GSM phone and the CELLect(TM) 2 PC (personal computer) card offering throughput of up to 36,000 bits per second. Using the Easy Mobile Office data solution, the phone may be conveniently connected to a user's laptop computer to send fax, data and e-mail messages.

  Additional highlights included: commercial availability of the MicroTAC(R) SC-720 phone for Code Division Multiple Access (CDMA) networks. Also announced was the Micro Digital M75(TM) phone, the lightest phone available for Time Di-vision Multiple Access (TDMA) networks in North America. This dual-mode phone supports short message services, a pager-like feature with a scrolling display, and can be used on TDMA digital systems or AMPS analog systems. CSS also an-nounced development of a GSM cellular phone which enables consumers to send and receive cellular telephone calls and faxes, and e-mail messages and to access the Internet, all in a single, integrated unit.

  The MicroTAC Select(TM) 3000 phone, a new addition to Motorola's GSM digital product portfolio for the 1.9 gigahertz U.S. Personal Communication Service
(PCS) market was unveiled in the third quarter.

  The segment's Cellular Infrastructure Group (CIG) sales and orders were high-er. In 1997, CIG will become part of the newly formed Cellular Networks and Space Sector. CIG sales and profit performance include large system orders which increase the potential for volatility in the timing of revenue, profit and order recognition during any particular period. Customers are looking to equipment vendors as one additional source of funding, and in some cases CIG is furnishing or guaranteeing some financing for customers.

  CIG established itself as a leader in CDMA technology by deploying CDMA net-works in Hong Kong and 14 other markets. Motorola became the first company to incorporate short message service in its CDMA digital networks and was the first to win a CDMA PCS contract internationally. CIG also deployed WiLL(R) systems in over 10 countries including Hungary where CIG has provided the ca-pacity to support more than 100,000 subscribers on wireless local loop systems.

                                                                    MANAGEMENT'S
                                                         DISCUSSION AND ANALYSIS
                                                            -------------------
  The Motorola Computer Group (MCG) sales and orders increased over the prior year. Growth was attributed to continuing strength in the Group's Embedded Com-puting Businesses and the successful launch of the StarMax(TM) line of Mac-com-patible desktop computers using PowerPC(R) 603e and 604e microprocessors compatible with the Mac OS(R) operating system. MCG reached an agreement with Apple Computer, Inc. to license the Mac OS(R) operating system. The agreement allows the group to sub-license the Mac OS software with its motherboards and private-label systems to the original-equipment manufacturing marketplace. Mo-torola began selling PowerPC Platform desktop systems based on Mac OS software, and used its joint venture with Panda Electronics Group to distribute systems compatible with Mac OS systems in China. The group also introduced a new gener-ation of VME (Versa Module Eurobus) processor boards that use the PowerPC 603 and PowerPC 604 microprocessors. During December 1996, MCG also announced a shift in their product directions away from supporting Microsoft(R)'s Windows NT(TM) operating system on PowerPC, beginning with Windows NT version 5.0.

SEMICONDUCTOR PRODUCTS

  The Semiconductor Products segment designs, manufactures and distributes a broad line of discrete semiconductors and integrated circuits, including micro-processors, RF (radio frequency) devices, microcontrollers, digital signal processors, memories and sensors.

  Segment sales declined 8% to $7.9 billion, orders were down 22% and segment operating profits were lower primarily due to a recession in the semiconductor industry. Excess supply of semiconductors caused by lower demand and increased capacity drove average selling prices down in 1996. All businesses experienced declining prices, with DRAMs (dynamic random access memory) being the most se-verely impacted.

  The segment's device portfolio includes integrated circuits and discrete products, with a 1996 sales mix of 30% logic and analog, 28% microcontrollers, 18% discretes, 13% microprocessors and 11% memories. The end market sales mix in 1996 was 33% to communications, 17% to automotive, 16% to industrial, 13% to personal computer/workstation, 11% to consumer electronics and 10% to computer (other than PC) and computer peripheral segments. The geographic sales mix in 1996 was 49% to the Pan-American region, 24% to the European region, 18% to the Asia-Pacific region and 9% to Japan. Motorola internal business units consumed 20% of the segment's product output in 1996.

  During 1996, the business groups results within the segment were as follows: the Microcontroller Technologies Group experienced higher sales and lower or-ders; the Logic and Analog Technologies Group, the Communications, Power and Signal Technologies Group, the Communications and Advanced Consumer Technology Group and the Microprocessor and Memory Technologies Group all experienced lower sales and orders.

  The Company believes that the semiconductor industry may have reached the bottom of this recessionary cycle as semiconductor products began to experience a sequential quarterly increase in orders and sales during the fourth quarter versus the third quarter of 1996. Year-to-year industry order growth and reve-nue growth comparisons are likely to remain negative during the first half of 1997. Although the rates of decline should lessen, this is expected to continue to place pressure on Motorola semiconductor profitability, as the backlog has decreased significantly from a year ago. Even when order and revenue growth be-gin to increase on a year-to-year basis, it is expected that significant under-utilized capacity within the industry will remain. As a result, the Company does not expect any major improvement in average selling prices in 1997. This translates into an expectation of a modest recovery for both the industry and Motorola's semiconductor business in 1997. Given those expectations, a return to a double-digit operating margin for the full year of 1997 for the Semicon-ductor Products segment does not appear to be achievable.

  The Semiconductor Products segment implemented a range of cost reduction and containment actions throughout 1996 to address the market slowdown. These ac-tions included halting building expansion and new construction as well as re-ducing manufacturing equipment purchases, headcount, work schedules and manufacturing run rates. The segment phased down pilot production at the COM 1 start up facility in Phoenix and on one of the wafer production lines in East Kilbride, Scotland. Construction was postponed for the CMOS (Complementary Metal Oxide Semiconductor) wafer fabrication facility announced in 1995 for Richmond, Virginia.

  The segment continues to make strategic investments, although at decreasing levels, in new capacity and advanced technologies to meet the projected long-term demand for semiconductors on a global scale. The segment believes that these investments are setting the stage for its long-term growth. Construction continues on the MOS 17 SMARTMOS(TM) facility in Tianjin, China. The segment also is gradually increasing production at an expansion at MOS 9 in East Kilbride, Scotland, for MOS (Metal Oxide Semiconductor) digital-analog and high performance microprocessor (MPU) products. Motorola and Siemens entered into an agreement to construct and operate a jointly owned facility in Richmond, Vir-ginia to manufacture next generation 64-megabit DRAMs. First production is ex-pected in mid-1998.

  In 1996, the segment successfully used PowerPC(R) MPUs as the technology drivers for high performance computing applications, leveraging PowerPC and other core architectures to develop an array of embedded processors that ad-dress a wide variety of price/performance points and end uses. Eight new PowerPC chips were introduced, including the industry's highest performance MPUs for the volume desktop and portable computing markets, with Power PC 603e and 604e chips at speeds of 240 megahertz (MHz). Numerous design-ins for embed-ded applications of PowerPC cores included the communications, high-speed data internetworking and digital consumer/multimedia markets. A PowerPC-based MPC801 chip will power Mitsubishi's DiamondWeb(TM) Internet TV. Bay Networks chose the MPC860 PowerQUICC(TM) chip for its next generation fast ethernet network man-agement modules. Diba Inc. will use the MPC860 family to power information ap-pliances, and Samsung chose it to power Internet televisions for Korean, Japanese and U.S. consumers. Telecom applications announced for the MPC860 fam-ily include asynchronous trans-

MANAGEMENT'S
DISCUSSION AND ANALYSIS
-------------------
fer mode (ATM) line cards, integrated services digital network (ISDN) protocol terminators, smart Ethernet hubs, and T1 and E1 line card controllers.

  For wired communication networks, the segment announced Motorola's selection to provide a new cell processor to Newbridge Network Corporation for ATM switches, and debuted a single-chip ISDN transceiver for European markets. Mo-torola also introduced an Asymmetric Digital Subscriber Line (ADSL) transceiver that enables end users to use existing copper phone lines to access data 600 times faster than today's analog modems. New RF products included submicron bi-polar technology for personal communication system base stations, and many new devices for cable television applications, such as optical fiber systems and amplifiers.

  The ColdFire(TM) variable-length RISC (Reduced Instruction Set Computer) ar-chitecture also is contributing to the segment's focus on high-growth technolo-gies for a variety of growing market segments. New ColdFire chips were introduced for high volume, cost-sensitive uses such as data storage, imaging, digital video disks, interactive cable set-top boxes and satellite systems. For imaging customers, the segment formed a strategic alliance with Peerless Sys-tems Corporation to allow Motorola to integrate ColdFire microprocessors with Peerless imaging technology.

  Shipments of nearly one-half billion 68HCO5 MCUs (microcontroller units) in 1996 helped Motorola remain the world's leading MCU supplier. The segment con-tinued to expand its 8-, 16-, 32- and 64-bit portfolios. Introductions included a new family of 16-bit, high performance, low voltage MCUs and an erasable, programmable read-only-memory (ROM) capability on a one-time-programmable (OTP) 8-bit device for use in low-cost number storage and keyboard interrupt applica-tions. In the digital signal processor (DSP) arena, the segment announced a new DSP architecture targeted for low-cost markets.

  Smartcards also are a growing market for semiconductors, with applications ranging from financial (electronic purse), personal identification (health cards), communication (cellular phone access) and transportation (toll payment for public transportation). As a leading supplier of MCUs for smartcards, the segment unveiled new "fast crypto" chips that combine industry leading encryption speed and high levels of data security. The segment also announced the development of the first smart microcontroller that allows full implementa-tion of both contact and contactless applications.

  New products introduced in the fast static random access memories (FSRAMs) included four pipelined modules designed for level two (L2) cache applications in desktop systems using Intel Corp.'s Pentium(R) MPUs, two products for digi-tal signal processor applications, and new high-performance BurstRAM(TM) chips for workstation, server, personal computing, high-speed networking and multime-dia. A highlight for environmental and industrial applications was availability of the segment's first chemical sensor family. The carbon monoxide detection sensor was debuted in October and was the first silicon-based chemical sensor on the market.

  The segment addressed energy-management opportunities and lowpower challenges in various market segments with a variety of power products. These included in-troduction of the VersaPower(TM) family of hybrid power modules for use in mo-tor drives, and PowerLux(TM) insulated gate bipolar transistors (IGBTs) for use in compact fluorescent lamp converters. The segment also continued to be the world's number 1 semiconductor supplier to global automotive manufacturers and announced the TouCAN(TM) series of MCUs for integrated Controller Area Network
(CAN) capabilities.

LAND MOBILE PRODUCTS

  The Land Mobile Products segment is primarily comprised of the following business groups: Radio Network Solutions, Radio Products, iDEN(TM), or Inte-grated Digital Enhanced Network, and Radio Parts and Services. The segment de-signs, manufactures and distributes analog and digital two-way radio and enhanced communication products and systems for applications worldwide, from on-site to wide area communications.

  Segment sales rose 11% to $4.0 billion and operating profits were higher. Or-ders increased 16% and were higher for both the segment's traditional analog products and its newer digital systems products. Orders for iDEN equipment were up significantly as more than 250,000 subscribers were added to iDEN systems around the world during 1996. In the segment's other businesses, demand was greater for both large advanced systems and analog portable and mobile two-way radios.

  The segment experiences worldwide competition for its products including fac-tors such as price, product features, product performance, product quality, de-livery, service, and systems quality and availability. Land Mobile Products segment sales and profit performance include large system orders which increase the potential for volatility in the timing of revenue, profit and order recog-nition during any particular period. Customers are looking to equipment vendors as one additional source of funding, and in some cases LMPS is furnishing or guaranteeing some financing for customers.

  During 1996, the Radio Network Solutions Group (RNSG) experienced increased sales and orders. RNSG introduced its first conventional two-way radio system compliant with the Project 25 U.S. digital standard in 1996. The system will be configured for single site or wide area, and simulcast or voting systems. Also during 1996, on the Channel Island of Jersey in the United Kingdom, Motorola initiated the world's first trial of radio communications equipment compliant with the new Trans European Trunked Radio (TETRA) Standard. RNSG announced its line of TETRA products with the Dimetra(TM) system family and was awarded the first contract for TETRA equipment for the new Gardermoen Airport in Oslo, Nor-way.

  The LTS 2000(TM) portable and LCS 2000(TM) mobile two-way radios were intro-duced for SMARTNET(TM) II trunking systems. These new radios provide a variety of customers, including construction, utilities and public safety, with ad-vanced trunking features. The new VRM600(TM) mobile packet radio modem contains both a data modem and radio in a compact package and provides the wireless con-nection between in-vehicle data terminals and an organization's host computer. The new XTS3000(TM) portable offers more functions and features in a more com-pact design than the prior generation. Featuring a full alphanumeric keypad, the XTS3000 portable operates in conventional, SMARTNET(TM), SECURNET(R) and SmartZone(R) communication networks.

                                                                    MANAGEMENT'S
                                                         DISCUSSION AND ANALYSIS
                                                            -------------------
The new COMTEGRA(R) console also was introduced to provide customers in many market segments the ability to control communications functions such as two-way radio, paging and telephone from a compact work station.

  In 1996, the Radio Products Group (RPG) experienced higher sales and orders. RPG announced the low-power Talk-About(TM) portable two-way radio for consumer markets in the U.S. It operates on channels in the Family Radio Service, which does not require users to obtain a license.

  New portable and mobile two-way radios meeting the market-specific require-ments for different regions of the world were introduced for on-site and wide-area industrial, government and commercial applications. For European countries, the GP600 portable and GM600 mobile were introduced for use on shared trunking systems and the GP900 and 1200 series of portables meet more stringent industrial and government market specifications and requirements. The GTX(TM) portable was designed for use on shared trunking systems in the U.S. and Latin America.

  The HandiCom portable for European markets and the Pacer(TM) portable for Asian markets were designed to meet the unit-to-unit and on-site needs of small business users and operate on specially designated frequencies with simplified licensing. Other new products included the GP350(TM) and GM350 portable and mo-bile series for U.S. and European markets and the GP68 portable for Asian mar-kets.

  For 1996, iDEN sales and orders increased significantly. Nextel Communica-tions, Inc. placed orders for more than $500 million of iDEN infrastructure and subscriber equipment as a part of the continued rollout of its U.S. network. Major orders for a new iDEN system were received from Movilink in Colombia and from Infocom, a wireless system operator in the Philippines. Southern Communi-cations in the U.S., Clearnet Communications, Inc. in Canada, and Movicom in Argentina launched service in 1996 and have placed system expansion orders. IDEN service in Japan was expanded to include the Tokai region in addition to Tokyo and Osaka and the iDEN system in Israel also was expanded. Singapore Technologies launched commercial service on their iDEN system and construction commenced on the first iDEN system in Fujian, China.

  Motorola introduced an optional software enhancement to its iDEN technology. Known as "iDEN 3 to l," it provides premium audio quality for telephone inter-connect communications. Several new iDEN radios also were introduced during the year. The i370 pocket size portable integrates the instant conferencing and wireless intercom of two-way radio communications with telephone interconnect and alphanumeric paging. The r370 portable, designed to withstand extreme envi-ronmental conditions, such as blowing rain, humidity, dust, shock and vibra-tion, integrates the same communications services as the i370 pocket phone. The i280 portable is a compact, flip handset that integrates full-duplex telephone interconnect and alphanumeric paging service.

  For the Radio Parts and Services Group, sales declined slightly from 1995. The decline was attributed to the sale of Motorola-owned service shops.

MESSAGING, INFORMATION AND MEDIA PRODUCTS

  The Messaging, Information and Media Products segment businesses are primar-ily comprised of the Messaging Systems Products Group (formerly the Paging Products Group), the Information Systems Group, the Wireless Data Group, and also includes newer businesses such as the Multimedia Group, the Lexicus Divi-sion, and the Platform Software Division. The segment designs, manufactures and distributes a variety of messaging products including pagers, paging systems and services, wireless and wireline communication products, and handwriting, voice recognition, and other communications software.

  Segment sales rose 8% to $4.0 billion, orders declined 3%, and operating profits were lower for the year due to pricing pressures in the paging and mo-dem businesses, possible inventory reduction by paging operators, restructuring and unusual charges, and increased investments in new technologies.

  In 1996, the Messaging Systems Products Group (MSPG), which represents a ma-jority of this segment's revenues, experienced slower sales growth and a small decline in orders. The decline in orders was primarily attributable to the Asian markets. For the year in the North American market for paging products, sales growth was strong but orders were lower in the fourth quarter as MSPG be-lieves paging operators reduced inventories in order to improve their financial positions and cash flow. MSPG also believes that sales by operators to consum-ers in North America during the fourth quarter continued to grow. In the U.S., the percentage of MSPG subscriber products distributed through retail channels continues to increase. For the year, there also was strong growth in pager sales in the South American and European markets. The European markets contin-ued to expand at above-average rates due to consumer services added in both Western and Eastern Europe, particularly in Russia.

  MSPG continues to be successful in its efforts to make the FLEX(TM) family of communication products, which includes FLEX(TM), ReFLEX(TM), and InFLEXion(TM) technologies, the de facto worldwide standard for high-speed messaging technol-ogy. More than 110 operators have adopted the FLEX protocol in over 33 coun-tries, and more than 60 FLEX communication systems are in commercial use. ReFLEX(TM) systems provide both data messaging and two-way wireless messaging, while InFLEXion(TM) systems enable one-way voice capability as well as two-way high-speed data transmission. In September, the group also announced the PageWriter(TM) two-way pager. This is the world's first pager with a standard QWERTY-type keyboard, and is based on the Platform Software Division's Memos(TM) open operating system which was designed for wireless messaging de-vices. Also, the group began shipping the Tenor(TM) advanced voice pager which accepts and stores voice messages and operates like a portable answering ma-chine.

  The segment's Information Systems Group (ISG) revenue increased, driven en-tirely by unit volume growth. ISG experienced significant pricing pressures in 1996, particularly in the consumer modem market.

  ISG announced the first in a series of software-based communications prod-ucts, a V.34 data/fax/voice host-base modem that uses a computer's central processing unit to perform modem functions. Also announced was a new Voice Relay(TM) option for the Vanguard(R) 100 Frame Relay Access Device (FRAD). ISG also began shipping the industry's first 33.6 kilobytes-per-second (Kbps) modem/fax/LAN (Local

MANAGEMENT'S
DISCUSSION AND ANALYSIS
-------------------
Area Network) PC Card. Additionally, ISG announced the Tidal Wave program for upgrading 28.8 or 33.6 Kbps modems to either 56 Kbps or ISDN (Integrated Serv-ices Digital Network) modem technology.

  The Wireless Data Group (WDG) had modest growth in sales and orders versus a year ago as subscriber growth in the wireless data industry also grew at a mod-est rate in 1996. New product introductions included the Personal Messenger(R) 100C Wireless Modem Card for wide-area communications on the Cellular Digital Packet Data network. In December, WDG announced plans to discontinue sales of its Envoy(R) and Marco(R) personal digital assistants and refocus the technol-ogy toward the corporate market.

  The segment's Multimedia Group, formed in early 1995, continues to enter a new marketplace made possible by the development of technology and products that enable hybrid fiber coax networks to expand their capacity to carry te-lephony and high-speed data traffic for residential and commercial market-places. This group is still very much in an early developmental phase and made increasingly greater investments in engineering, selling and general adminis-trative functions than in 1995. The group announced its first major interna-tional purchase agreement for CableComm telephony products with Optus Vision of Australia. Motorola also signed contracts to supply the CyberSURFR(TM) cable modems to the top 6 cable operators in the U.S.

  The Lexicus Division is a supplier of handwriting and speech recognition products which enable the input and retrieval of computer information without the use of a keyboard. Lexicus Division products are in the introduction stage. In 1996, the Lexicus Division announced that its QuickPrint(R) handwriting rec-ognition software and CrystalTalk(TM) speech recognition software were ported to the OS-9(R) Real-Time Operating System from Microware Systems Corporation.

OTHER PRODUCTS

  The Other Products segment primarily includes the Automotive, Energy and Com-ponents Sector (AECS), formerly the Automotive, Energy and Controls Group, and the Space and Systems Technology Group (SSTG), formerly the Government and Space Technology Group.

AUTOMOTIVE, ENERGY AND COMPONENTS SECTOR

  AECS manufactures and sells products in three major categories: automotive and industrial electronics; energy storage products and systems; and printed circuit boards, and ceramic and quartz electronic components.

  For the year, sector sales declined 5%, orders were 5% lower, and operating profits were lower. Pricing pressures and reduced demand for components and re-chargeable batteries for cellular telephones were the primary factors in the Sector's performance versus a year ago.

  Automotive and Industrial Electronics Group (AIEG) sales and orders increased over the prior year. AIEG announced a joint venture with Shanghai Instrumenta-tion Corporation of China. Called Motorola Automotive Electronics Company, it will help to build relationships with current and new automotive customers around the world.

  Milestones during the year for AIEG included production of the group's 200,000th engine controller for Detroit Diesel, and its 10 millionth pressure sensor. AIEG's manufacturing facility in Angers, France received a national quality award from the Mouvement Francais pour la Qualite, the French equiva-lent of the Malcolm Baldrige National Quality Award.

  The group began full production of Ford Motor Company's Lincoln RESCU(TM) system consisting of an emergency communication system employing sophisticated onboard vehicle electronics. The system is designed to provide improved safety and security for motorists and combines Global Positioning Satellite (GPS) lo-cation with voice communication via standard cellular technology to put the driver in touch with a public safety agency or roadside assistance program. In addition, Mercedes-Benz AG announced that it would offer Motorola's emergency messaging and mobile information services in vehicles for the European market.

  The Energy Products Division (EPD) experienced lower sales and orders. EPD introduced the first single-cell lithium ion battery pack, enabling the StarTAC(TM) cellular telephone to be the smallest, lightest cellular phone on the market. EPD also introduced the new Universal Travel Charger, which pro-vides a small portable charging system for the MicroTAC(R) cellular telephone that can be used with all of the various electrical voltages and currents around the world. EPD expanded its notebook computing products with the intro-duction of the first "smart" computer battery. By enabling full communication between the battery and the notebook computer, the computer can both monitor and control its energy system to achieve maximum performance.

  In the Components Products Group (CPG), sales and orders were lower. CPG shipped new Multilayer Ceramic Integrated Circuit (MCIC) products. The filters enable cellular telephone manufacturers to continue improving the talk time of their products. The group introduced a temperature compensated crystal oscilla-tor with accepted industry standard packaging that provides higher reliability and reduced cost for digital radio applications.

  The Sector established the Flat Panel Display Division which made significant progress in commercializing the next generation flat panel display technology. Engineering 5-inch Field Emission Displays were demonstrated and customer sam-pling is expected to begin in the second half of 1997.

SPACE AND SYSTEMS TECHNOLOGY GROUP

  The Space and Systems Technology Group (SSTG) is engaged in the design, de-velopment and production of advanced electronic communication systems and prod-ucts for a host of international and domestic commercial and government users. The group changed its name from the Government and Space Technology Group to reflect its emphasis on becoming a premier systems developer and integrator. The group's Satellite Communications Group is developing the IRIDIUM(R) global communications system.

  Group sales for the year rose 20% due to increased sales by the Satellite Communications Group to Iridium LLC, a Delaware limited liability company. Or-ders were 49% higher than a year ago and operating profits were higher. No or-ders from Iridium LLC were booked during the fourth quarter, because orders in previous quarters had reached the present to-

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
tal financing available to Iridium LLC. Development of the IRIDIUM global com-munications system continued on schedule, as Motorola met all contractual milestones during the year.

  At the end of 1996, the Company was a 24% equity owner in Iridium LLC and, during the year, agreed to guarantee up to $750 million of bank financing for a short term credit facility that Iridium LLC is using during the initial technology deployment and regulatory approval phases of the IRIDIUM project.

  Iridium LLC will require additional funding by May of 1997 to continue to make contractual payments to Motorola. Motorola is negotiating to increase its guarantee of Iridium LLC bank financing and Iridium LLC is negotiating to in-crease its credit facility. These negotiations are expected to be completed in the first half of 1997. Iridium LLC is expected to require other financial support from various sources in order to complete the global communications system, which is expected to take place over the next two years. There can be no assurances as to the outcome of these negotiations. There also can be no assurance that Motorola or any other person will provide funding or financial support. Motorola is the largest investor in Iridium LLC and a failure of Iridium LLC to obtain additional funding would have a material adverse effect on Motorola's investments in Iridium LLC, in several IRIDIUM Gateway companies and in ancillary products. In addition, the Company will have significant con-tractual and financial obligations remaining under several subcontracts in the event that Iridium LLC is unable to obtain additional funding.

  The start of satellite launches is currently expected to begin in the second quarter of 1997. Depreciation expense for IRIDIUM satellites, which are ex-pected to be depreciated over five years, will begin upon first launch and in-crease steadily as more of the 66 satellite constellation is placed into orbit. A significant increase in staffing and operating expenses for Iridium LLC also will be necessary in 1997 as the company proceeds toward the start of commercial service in the fourth quarter of 1998. As a result, Iridium LLC's losses are expected to increase by several hundred million dollars in 1997 versus 1996. While these expenses are reported by Iridium LLC, since Motorola is a 24% owner of the company, Motorola must use the equity method of account-ing for its investment and record its 24% share of Iridium LLC's losses as a writedown against the investment in Iridium LLC. This writedown is expected to affect Motorola's selling, general and administrative expense.

  The Company has executed three contracts with Iridium LLC for the construc-tion and operation of the global communications system, providing for approxi-mately $6.5 billion in payments to Motorola over a ten-year period which began in 1993. The Company has in turn entered into significant subcontracts for portions of the system, for which it will remain generally obligated even if Iridium LLC is unable to satisfy the terms of the contracts with the Company, including funding.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operations reached a record $4.19 billion in 1996 com-pared with $3.29 billion in 1995 and $2.55 billion in 1994. The increase is primarily due to reductions in accounts receivable and inventory balances. The Company expects cash provided by operations to increase in 1997 but at a slower rate than in 1996.

  The number of weeks that accounts receivable were outstanding was reduced to
6.7 for 1996 from 7.0 for 1995 and 6.8 for 1994. Inventory turns increased to
5.6 in 1996 from 4.7 in 1995.

  The Company's ratio of net debt to net debt plus equity was 13.4% at Decem-ber 31, 1996 compared with 19.9% in 1995 and 12.1% in 1994. The lower ratio for 1996 reflects improvements of results in receivable weeks outstanding, and a reduction in inventories and fixed asset expenditures.

  The Company and its finance subsidiary have one- and five-year revolving do-mestic credit agreements with a group of banks for $2 billion. These agree-ments contain various conditions, covenants and representations. At December 31, 1996, the Company's total U.S. and non-U.S. credit facilities aggregated $4.5 billion, of which $461 million were used and the remaining $4.0 billion were not drawn, but were available to back up outstanding commercial paper which totaled $970 million at December 31, 1996.

  Capital expenditures required to support current and long-term growth de-creased to $3.0 billion from $4.2 billion in 1995 primarily because of deci-sions to halt or delay building expansion and new construction. The 1994 expenditures totaled $3.3 billion. The Semiconductor Products segment contin-ues to comprise the largest portion of fixed asset expenditures, with approxi-mately 50% of all such investments in 1996. The Company's capital expenditures for 1997 are expected to be flat.

  A discussion of the Company's commitments and contingencies is detailed in
Note 6 to the Consolidated Financial Statements and Notes in this Proxy State-ment.

  IRIDIUM(R) is a registered trademark of Iridium LLC. PowerPC(R) is a regis-tered trademark of IBM Corporation. All other brand names mentioned are regis-tered trademarks or trademarks of their respective holders, and are herein acknowledged.

OTHER MATTERS

  Environmental Matters: A discussion of the Company's environmental matters is detailed in Note 6 to the Consolidated Financial Statements and Notes in this Proxy Statement.

  Research and Development: Expenditures increased to $2.39 billion in 1996, up from $2.20 billion in 1995 and $1.86 billion in 1994. Over the past three years, the Company has invested 8% to 9% of every sales dollar in product de-velopment and technological advances, and continues to believe that a strong commitment to research and development is required to drive long-term growth.

  SEC Discussions: The Securities and Exchange Commission (SEC) has recently contacted the Company about the accounting treatment by the Company for the sale in July 1995 of its 800 megahertz Specialized Mobile Radio businesses, systems and licenses to Nextel Communications, Inc. for shares of Nextel stock. The transaction was accounted for as an exchange of productive assets with no gain realized in the Company's 1995 Statement of Consolidated Earn-

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
ings but with the Nextel Stock carried at its fair market value with the unrealized gain on the stock reported directly to stockholders' equity as part of the Company's holding of marketable securities. The SEC asserts that the Company should have recognized a gain by accounting for the transaction at fair value with income statement recognition. The gain recognition proposed by the SEC is not expected to materially impact the Company's 1995 or 1996 Con-solidated Balance Sheet because the impact of unrealized gains and losses re-lated to the Nextel stock was recorded in Stockholders' Equity during 1995 and 1996. The Company believes that its treatment of the transaction is appropri-ate, but is considering the SEC's position on the matter. If the Company adopts the SEC's position, the Company would have recorded a gain of approxi-mately $429 million (net of taxes) in the third quarter of 1995. In that event, the Company believes it would have been necessary to recognize the de-cline in the share price of the Nextel stock between the time of the transac-tion and December 31, 1995 as a realized loss of approximately $157 million (net of taxes) in the fourth quarter of 1995. As a result, 1995 earnings be-fore income taxes would have increased from $2,782 million to approximately $3,200 million and 1995 fully diluted net earnings per common and common equivalent share would have increased from $2.93 to approximately $3.38. The Company has not concluded that it will change the accounting treatment of the Nextel transaction, but if it decides to do so, will make all appropriate fil-ings with the SEC to disclose the change.

BUSINESS RISK FACTORS

  With the exception of historical facts, the statements contained in Manage-ment's Discussion and Analysis of Financial Conditions and Results of Opera-tions are forward looking statements based on current expectations that involve risks and uncertainties. Forward looking statements in this commentary include, but are not limited to, statements about: (i) the global economic outlook and growth in the developed world; the cyclical rebound in the semi-conductor business; the outlook for the communications businesses; investment plans in 1997 and the expected benefit from those investments; 1997 deprecia-tion expenses and fixed asset expenditures; and the impact of certain account-ing changes in the section "Motorola, Inc., 1996 Compared With 1995," (ii) the impact of large system orders on CIG in the discussion of General Systems Products, (iii) the recessionary cycle in the semiconductor business and 1997 order and revenue growth; underutilized capacity; average selling prices and likelihood of double-digit operating margins in 1997; the competitive impact of alliances between competitors; timing of the first production at the joint venture facility in Richmond, Va. and expected 1997 capital investments, in the Semiconductor Products discussion, (iv) the impact of large system orders in the Land Mobile Products discussion, and (v) Iridium LLC financings and 1997 staffing and operating expenses for Iridium LLC in the Space and Systems Technology discussion.

  Motorola wishes to caution the reader that the following important factors, and those important factors described elsewhere in the commentary, or in other Securities and Exchange Commission filings, could affect (and in some cases have affected) Motorola's actual results and could cause such results to dif-fer materially from those expressed in any forward looking statements made by, or on behalf of, Motorola:

  . The trend towards increasingly large systems contracts for CIG and LMPS infrastructure equipment and the resulting reliance on large customers, the technological risks of such contracts, especially when the contracts involve new technology such as CDMA, and financial risks to Motorola un-der these contracts, including the difficulty of projecting costs associ-ated with large contracts;

  . Increasing demand for vendor financing of equipment sales particularly for infrastructure equipment sold by CIG, LMPS and MSPG and the ability of these businesses to provide financing on competitive terms with other vendors;

  . Pricing pressure on digital cellular subscriber products and cellular in-frastructure equipment and the impact on sales margins for those items;

  . The ability of the semiconductor industry to sustain a rebound and the ability of Motorola's semiconductor business to capitalize on that re-bound and compete in the highly competitive semiconductor business. Fac-tors that could affect Motorola's ability to compete are production inefficiencies and higher costs related to underutilized facilities, both wholly-owned and joint venture facilities; shortage of manufacturing ca-pacity; start-up expenses, inefficiencies and delays and increased depre-ciation costs in connection with the capital investments in 1997 for facilities in Korea, China, Arizona and Texas; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in mar-ket demand; and the effect of lower orders from Motorola's other busi-nesses such as the Cellular Subscriber Sector and the Automotive, Energy and Components Sector;

  . The ability of the Company to develop the consumer paging market and suc-cess at making the FLEX(TM) family of communication protocols the de facto worldwide standard in high speed messaging technology;

  . The risks related to the IRIDIUM(R) project including: the ability of in-vestors to timely obtain licenses and sign agreements for, and to market, the service, to timely receive and, as appropriate, operate and sell telecommunications equipment and to otherwise timely finance and operate a successful telecommunications business; the successful and timely or-biting of the project's low-earth orbit satellites and the successful and timely operation of such satellites and related ground equipment; the ability of Iridium LLC to raise the significant funds it needs during at least the next few years to continue to make contractual payments to Mo-torola and to make debt payments and otherwise operate, including raising needed funds in early 1997; the outcome of Motorola's and Iridium LLC's negotiations to increase Iridium LLC's bank financing and Motorola's guarantee; the risks associated with the large IRIDIUM systems contracts and

                                                                    MANAGEMENT'S
                                                         DISCUSSION AND ANALYSIS
                                                            -------------------
   the financial risk to Motorola under those contracts, including the diffi-culty in projecting costs associated with those contracts; the market ac-ceptance (both on its own and when compared to possible competitors) of what is expected to be the first worldwide global satellite-based communi-cation service and of the related equipment; and the significant techno-logical and other risks associated with the development and commercial operation of the project, including any software and support systems-re-lated risks;

  . The risks related to the Company's significant investment in developing and introducing new products such as two-way and voice paging, CDMA for cellular and PCS systems, wireless local loop, flat panel display prod-ucts, telephony and high-speed cable products, integrated digital radios and next generation DRAMS and other semiconductor products. Factors in-clude difficulties and delays in the development, production, testing and marketing of products; customer acceptance of products, particularly as the Company's focus on the consumer market increases; and the ability of the Company to differentiate its products;

  . Because more than half of the Company's sales are outside the U.S., the Company's results could be significantly affected by weak economic condi-tions in countries in which it does significant business and by changes in foreign currency exchange rates affecting those countries;

  . The ability of the Company to predict the impact of new accounting posi-tions and standards, particularly related to future environmental liabil-ities of the Company;

  . The effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agen-cies and similar organizations, and social and economic conditions, af-fecting the Company's operations, including emerging markets in Asia and Latin America and other emerging markets; and

  . The outcome of pending and future litigation and the protection and va-lidity of patents and other intellectual property rights.

FINANCIAL HIGHLIGHTS
------------------
FINANCIAL HIGHLIGHTS
(In millions, except as noted)     Motorola, Inc. and Consolidated Subsidiaries
-------------------------------------------------------------------------------

Years ended December 31                                         1996     1995
------------------------------------------------------------------------------
Net sales                                                    $27,973  $27,037
Earnings before income taxes                                   1,775    2,782
% to sales                                                       6.3%    10.3%
Net earnings                                                   1,154    1,781
% to sales                                                       4.1%     6.6%
Fully diluted net earnings per common and common equivalent
 share (in dollars) (1)                                         1.90     2.93
Research and development expenditures                          2,394    2,197
Fixed asset expenditures                                       2,973    4,225
Working capital                                                3,324    2,717
Current ratio                                                   1.42     1.35
Return on average invested capital (2)                           8.4%    14.7%
Return on average stockholders' equity                          10.0%    17.7%
% of net debt to net debt plus equity (3)                       13.4%    19.9%
Book value per common share (in dollars)                       19.88    18.57
Year-end employment (in thousands)                               139      142
------------------------------------------------------------------------------

(1) Primary earnings per common and common equivalent share were the same as fully diluted for the full years ended December 31, 1996 and December 31, 1995.

(2) Average invested capital is defined as stockholders' equity plus long and short-term debt less short-term investments (including those short-term investments categorized as cash equivalents).

(3) Includes short-term investments categorized as cash equivalents.

                                              CONSOLIDATED FINANCIAL STATEMENTS
                                                          ---------------------
                        MANAGEMENT'S RESPONSIBILITY FOR
                             FINANCIAL STATEMENTS

  Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information pre-sented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

  Motorola's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

  KPMG Peat Marwick LLP, independent auditors, are retained to audit Motorola's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which in-clude the consideration of the Company's internal controls to establish a ba-sis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

  The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The Audit Committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.





/s/ Christopher B. Galvin                /s/ Carl F. Koenemann
-------------------------                ---------------------------
Christopher B. Galvin                    Carl F. Koenemann
Chief Executive Officer                  Executive Vice President
                                         and Chief Financial Officer

                         INDEPENDENT AUDITORS' REPORT

  The Board of Directors and Stockholders of Motorola, Inc.:

  We have audited the accompanying consolidated balance sheets of Motorola, Inc. and consolidated subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and consolidated subsidiaries at December 31, 1996 and 1995, and the re-sults of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally ac-cepted accounting principles.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Chicago, Illinois

January 9, 1997, except as to Note 9, which is as of March 14, 1997

CONSOLIDATED FINANCIAL STATEMENTS
-------------------
                  MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED EARNINGS

                                                    Years ended December 31
                                                    -----------------------
(In millions, except per share amounts)              1996    1995    1994
---------------------------------------------------------------------------
NET SALES                                           $27,973 $27,037 $22,245
---------------------------------------------------------------------------
COSTS AND EXPENSES
 Manufacturing and other costs of sales              18,990  17,545  13,760
 Selling, general and administrative expenses         4,715   4,642   4,381
 Depreciation expense                                 2,308   1,919   1,525
 Interest expense, net                                  185     149     142
---------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES                             26,198  24,255  19,808
---------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                          1,775   2,782   2,437
---------------------------------------------------------------------------
INCOME TAXES PROVIDED ON EARNINGS                       621   1,001     877
---------------------------------------------------------------------------
NET EARNINGS                                        $ 1,154 $ 1,781 $ 1,560
---------------------------------------------------------------------------
---------------------------------------------------------------------------
FULLY DILUTED NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE (1, 2)                            $  1.90 $  2.93 $  2.65
---------------------------------------------------------------------------
FULLY DILUTED AVERAGE COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING (1, 2)                            609.6   609.8   592.7
---------------------------------------------------------------------------

(1) Primary earnings per common and common equivalent share were the same as fully diluted for all years shown, except in 1994 when they were one cent higher than fully diluted. Average primary common and common equivalent shares outstanding for 1996, 1995 and 1994 were 609.0, 609.7 and 591.7, re-spectively (which includes the dilutive effects of the convertible zero coupon notes and the outstanding stock options).

(2) Includes adjustments for the 1994 two-for-one stock split effected in the form of a 100 percent stock dividend.

                  MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                     Common Stock
                                    and Additional
                                 Paid-in Capital (1)     Retained Earnings
                                 ---------------------  ----------------------
                                          Years ended December 31
                                 ---------------------------------------------
(In millions, except per share
amounts)                          1996    1995   1994    1996    1995    1994
-------------------------------------------------------------------------------
Balances at January 1            $3,524  $3,138 $1,875  $7,461  $5,917  $4,534
Net earnings                         --      --     --   1,154   1,781   1,560
Conversion of zero coupon notes       7      23    251      --      --      --
Stock issuance (2)                   --      --    973      --      --      --
Unrealized net gain (loss) on
 certain investments                (86)    328     (8)     --      --      --
Stock options exercised and
 other                                7      35     47      --      --      --
Dividends declared ($.46 per
 share in 1996, $.40 in 1995
 and $.31 in 1994)                   --      --     --    (272)   (237)   (177)
                                           ------------------------------------
Balances at December 31          $3,452  $3,524 $3,138  $8,343  $7,461  $5,917
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) 1994 Stock Split: An amount equal to the par value of the additional shares issued was transferred from additional paid-in capital to common stock due to the two-for-one stock split effected in the form of a 100 percent stock dividend. All references to shares outstanding, dividends and per share amounts during 1994 have been adjusted on a retroactive basis.

(2) During November 1994, the Company completed a public equity offering of
    17.1 million shares of common stock.

See accompanying notes to consolidated financial statements.

                                               CONSOLIDATED FINANCIAL STATEMENTS
                                                            -------------------
                  MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31
                                                              ---------------
(In millions, except per share amounts)                        1996    1995
-----------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                     $ 1,513 $   725
Short-term investments                                            298     350
Accounts receivable, less allowance for doubtful accounts
 (1996, $137; 1995, $123)                                       4,035   4,081
Inventories                                                     3,220   3,528
Future income tax benefits                                      1,580   1,222
Other current assets                                              673     604
                                                                   ----------
Total current assets                                           11,319  10,510
                                                                   ----------
Property, plant and equipment, less accumulated depreciation
 (1996, $9,830; 1995, $8,110)                                   9,768   9,356
Other assets                                                    2,989   2,872
                                                                   ----------
TOTAL ASSETS                                                  $24,076 $22,738
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt           $ 1,382 $ 1,605
Accounts payable                                                2,050   2,018
Accrued liabilities                                             4,563   4,170
                                                                   ----------
Total current liabilities                                       7,995   7,793
                                                                   ----------
Long-term debt                                                  1,931   1,949
Deferred income taxes                                           1,108     968
Other liabilities                                               1,247   1,043
                                                                   ----------
Stockholders' equity
Common stock, $3 par value
 Authorized shares: 1996 and 1995, 1,400
  Issued and outstanding shares: 1996, 593.4; 1995, 591.4       1,780   1,774
Preferred stock, $100 par value issuable in series
 Authorized shares: 0.5 (none issued)                              --      --
Additional paid-in capital                                      1,672   1,750
Retained earnings                                               8,343   7,461
                                                                   ----------
Total stockholders' equity                                     11,795  10,985
                                                                   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $24,076 $22,738
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
-------------------
                  MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                   Years ended December 31
                                                   -------------------------
(In millions)                                       1996     1995     1994
-----------------------------------------------------------------------------
OPERATING
Net earnings                                       $ 1,154  $ 1,781  $ 1,560
Add (deduct) non-cash items
 Depreciation                                        2,308    1,919    1,525
 Deferred income taxes                                (160)     (55)    (177)
 Amortization of debt discount and issue costs           8       12       22
Gain on disposition of investments in affiliated
 companies                                             (78)    (111)      (9)
Change in assets and liabilities, net of effects
 of acquisitions and dispositions
 Accounts receivable, net                              101     (653)    (945)
 Inventories                                           308     (856)    (806)
 Other current assets                                  (69)    (100)    (328)
 Accounts payable and accrued liabilities              398    1,172    1,134
 Other assets                                           14        8      554
 Other liabilities                                     206      148      (19)
                                                               --------------
Net cash provided by operations                      4,190    3,265    2,511
-----------------------------------------------------------------------------
INVESTING
Acquisitions and advances to affiliated companies     (346)    (563)    (894)
Dispositions of investments in affiliated
 companies                                             119      252       23
Payments for property, plant and equipment          (2,973)  (4,225)  (3,320)
Other changes to property, plant and equipment,
 net                                                   242      (11)     183
(Increase) decrease in short-term investments           52      (32)      40
                                                               --------------
Net cash used for investing activities              (2,906)  (4,579)  (3,968)
-----------------------------------------------------------------------------
FINANCING
Net increase (decrease) in commercial paper and
 short-term borrowings less than 90 days              (260)     686      517
Proceeds from issuance of debt                          55      851       32
Repayment of debt                                      (37)     (74)    (190)
Issuance of common stock                                 7       71    1,102
Payment of dividends                                  (261)    (236)    (149)
                                                               --------------
Net cash provided by (used for) financing
 activities                                           (496)   1,298    1,312
-----------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                       $   788  $   (16) $  (145)
-----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR       $   725  $   741  $   886
-----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR             $ 1,513  $   725  $   741
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                  MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                   Years ended December 31
                                                   -------------------------
(In millions)                                       1996     1995     1994
-----------------------------------------------------------------------------
NON-CASH ACTIVITIES
Conversion of zero coupon notes                    $     7  $    23  $   251
Unrealized net gain (loss) on certain investments  $   (86) $   336  $    (8)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
(In millions, except as noted)                 CONSOLIDATED FINANCIAL STATEMENTS
------------------------                                     ------------------
1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION AND INVESTMENTS: The consolidated financial statements include the accounts of the Company and all those majority-owned subsidiaries where the Company has control. The Company's non-controlled investments in entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Accordingly, the Company's share of the net earnings of these entities is included in consoli-dated net income. The Company's non-controlled investments in other entities are carried at cost. Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires the carrying value of certain cost-based investments to be adjusted to fair value, which resulted in the Company recording an increase to stockholders' eq-uity, other assets and deferred taxes of $242 million, $401 million and $159 million as of December 31, 1996; and of $328 million, $543 million and $215 million as of December 31, 1995.

  CASH EQUIVALENTS: The Company considers all highly liquid investments pur-chased with an original maturity of three months or less to be cash equiva-lents.

  REVENUE RECOGNITION: The Company uses the percentage-of-completion method to recognize revenues and costs associated with most long-term contracts. For con-tracts involving certain new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific factors have been completed. For other product sales, revenue is recognized at the time of shipment, and re-serves are established for price protection and cooperative marketing programs with distributors.

  INVENTORIES: Inventories are valued at the lower of average cost (which ap-proximates computation on a first-in, first-out basis) or market (i.e., net re-alizable value or replacement cost). As of December 31, 1996, contract field inventories (inventory held by the customer for which no sale has yet been re-corded) were $222 million.

  PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the assets (buildings and building equipment, 5-50 years; machinery and equipment, 2-12 years).

  FOREIGN CURRENCY TRANSLATION: The Company's European and Japanese operations and certain non-consolidated affiliates use the respective local currencies, instead of the U.S. dollar, as the functional currency. For all other opera-tions, the Company uses the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local func-tional currency operations are included in stockholders' equity. The effects of foreign currency transactions and of remeasuring the financial position and re-sults of non-U.S. operations into the functional currency are included in the statement of earnings.

  USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and lia-bilities and disclosure of contingent assets and liabilities at the date of fi-nancial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and con-centrations in products, sources of supply and markets which could affect the financial statements and future operations of the Company.

  RECLASSIFICATIONS: Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 1996 presentation.

2.INCOME TAXES

Components of earnings before income taxes

                1996   1995   1994
-----------------------------------
United States  $  433 $  907 $1,140
Other nations   1,342  1,875  1,297
                     --------------
Total          $1,775 $2,782 $2,437
-----------------------------------

Components of income taxes provided on earnings

                           1996    1995  1994
-----------------------------------------------
Current:
 United States             $ 547  $  400 $ 728
 Other nations               276     386   254
 State income taxes (U.S.)    16      50    72
                      -------------------------
                             839     836 1,054
Deferred                    (218)    165  (177)
                      -------------------------
Income taxes               $ 621  $1,001 $ 877
-----------------------------------------------

  Income tax payments were $506 million in 1996, $947 million in 1995 and $962 million in 1994.

  Except for certain earnings that Motorola, Inc. intends to reinvest indefi-nitely, provisions have been made for the cumulative estimated U.S. federal in-come tax liabilities applicable to undistributed earnings of affiliates and associated companies. Undistributed earnings for which no U.S. income tax has been provided aggregated $4.0 billion and $3.5 billion at December 31, 1996 and 1995, respectively. Should these earnings be distributed, foreign tax credits may reduce the additional U.S. income tax which would be payable. In cases where taxes are provided on such undistributed earnings, those taxes have been included in U.S. income taxes.

  At December 31, 1996, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $141.6 million, with expiration dates starting in 1997.

Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% for 1996, 1995 and 1994 and income taxes provided on earnings

                                      1996    1995   1994
----------------------------------------------------------
Income tax expense at statutory rate  $621   $  974  $853
Taxes on non-U.S. earnings              92       47    13
State income taxes                       7       30    46
Foreign Sales Corporation              (73)     (45)  (46)
Tax credits                            (10)      (8)   (6)
Other                                  (16)       3    17
                       -----------------------------------
Income taxes                          $621   $1,001  $877
----------------------------------------------------------

                                    MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS                 (In millions, except as noted)
------------------                                   --------------------------
                                                     --------------------------

Significant deferred tax assets (liabilities)

December 31                          1996   1995
--------------------------------------------------
Inventory reserves                   $ 440  $ 345
Contract accounting methods            231    157
Employee benefits                      291    286
Capitalized items                      138     89
SFAS No. 115 fair value adjustment    (159)  (215)
Depreciation                          (213)  (197)
Deferred taxes on non-U.S. earnings   (545)  (382)
Other deferred income taxes            289    171
                           -----------------------
Net deferred tax asset               $ 472  $ 254
--------------------------------------------------

  Gross deferred tax assets were $2,264 million and $1,753 million at December 31, 1996 and 1995, respectively. Gross deferred tax liabilities were $1,792 million and $1,499 million at December 31, 1996 and 1995, respectively.

  The deferred tax assets are considered realizable given past income and esti-mates of future income. These considerations include, but are not limited to, carrybacks, earnings trends and tax planning strategies.

  The Internal Revenue Service (IRS) has examined the federal income tax re-turns for Motorola, Inc. through 1987 and has settled the respective returns through 1985. The IRS has completed its field audit of the years 1986 and 1987. In connection with the 1986 and 1987 tax years, the Company settled the return for adjustments agreed to at the field level. Certain adjustments were referred to the Appeals level of the IRS and are expected to result in a net refund. The IRS is currently reviewing the 1988 through 1991 period and has proposed cer-tain adjustments. In the opinion of the Company's management, the final dispo-sition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

--------------------------------------------------------------------------------
3.DEBT AND CREDIT FACILITIES

Long-term debt

December 31                                                      1996   1995
-----------------------------------------------------------------------------
7.5% debentures due 2025                                        $  397 $  397
6.5% debentures due 2025 (redeemable at the holders' option in
 2005)                                                             397    397
7.6% notes due 2007                                                300    300
6.5% debentures due 2008                                           199    199
Zero coupon notes due 2009                                          29     34
Zero coupon notes due 2013                                         330    325
8.4% debentures due 2031 (redeemable at the holders' option in
 2001)                                                             200    200
Other long-term debt                                               126    110
                          ---------------------------------------------------
                                                                 1,978  1,962
Less current maturities                                             47     13
                          ---------------------------------------------------
Long-term debt                                                  $1,931 $1,949
-----------------------------------------------------------------------------

Short-term debt

December 31                                           1996   1995
------------------------------------------------------------------
Notes to banks                                       $  360 $  212
Commercial paper                                        970  1,375
Other short-term debt                                     5      5
                          ----------------------------------------
                                                      1,335  1,592
Add current maturities of long-term debt                 47     13
                          ----------------------------------------
Notes payable and current portion of long-term debt  $1,382 $1,605
------------------------------------------------------------------

Weighted average interest rates on short-term borrowings

------------------------------------------------------------------
Commercial paper                                       5.4%   5.9%
Other short-term debt                                  7.1%   6.8%
------------------------------------------------------------------

  As of December 31, 1996, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option(TM) Notes (LYONs(TM)), had a face value at maturity of $62 million. The 2009 LYONs were priced at a 6% yield to maturity and are now convertible into 18.268 shares of Motorola common stock for each $1,000 note. During 1996, various holders of the 2009 LYONs exercised conversion rights for approximately 14,000 notes ($14 million face value; $6.5 million net carrying value).

  At December 31, 1996, the LYONs due 2013 had a face value of approximately $480 million at maturity. The 2013 LYONs were priced to yield 2.25% to maturity and are convertible into 11.178 shares of Motorola common stock for each $1,000 note.

  The LYONs issues are subordinated to all existing and future senior indebted-ness of the Company, rank on a parity with each other, and may be put back to the Company by the holders on specific dates prior to the stated maturities.

  During December 1995, the Company filed and declared effective a universal shelf registration statement totaling $1.0 billion of debt and equity securi-ties with the Securities and Exchange Commission. As of December 31, 1996, no securities have been issued under this universal shelf registration statement.

  Aggregate requirements for long-term debt maturities, in millions, during the next five years are as follows: 1997, $47; 1998, $25; 1999, $21; 2000, $3;
2001, $2.

  The Company and its finance subsidiary have one- and five- year revolving do-mestic credit agreements with a group of banks for $2.0 billion. These domestic credit agreements contain various conditions, covenants and representations. At December 31, 1996, the Company's total domestic and non-U.S. credit facilities aggregated $4.3 billion, of which $461 million were used and the remaining $3.8 billion were not drawn, but were available to back up outstanding commercial paper which totaled $970 million at December 31, 1996.

  Outstanding letters of credit aggregated approximately $175 million and $285 million at December 31, 1996 and 1995, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.

MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
(In millions, except as noted)                 CONSOLIDATED FINANCIAL STATEMENTS
------------------------                                     ------------------
--------------------------------------------------------------------------------
4.OTHER FINANCIAL DATA

INCOME STATEMENT AND BALANCE SHEET INFORMATION

Income statement information

                                  1996    1995    1994
--------------------------------------------------------
Research and development         $2,394  $2,197  $1,860
                      ----------------------------------
Foreign currency (gains)/losses      (8)      4      25
                      ----------------------------------
Interest expense, net:
 Interest expense                   249     213     192
 Interest income                    (64)    (64)    (50)
                      ----------------------------------
  Interest expense, net          $  185  $  149  $  142
--------------------------------------------------------

  The Company's cash payments for interest expense were $237 million in 1996, $193 million in 1995 and $209 million in 1994.

Balance sheet information

December 31                                                   1996     1995
------------------------------------------------------------------------------
Inventories:
 Finished goods                                              $   830  $ 1,026
 W.I.P. and production materials                               2,390    2,502
                          ----------------------------------------------------
  Total                                                      $ 3,220  $ 3,528
                          ----------------------------------------------------
Property, plant and equipment:
 Land                                                        $   261  $   201
 Buildings                                                     5,362    4,754
 Machinery                                                    13,975   12,511
                          ----------------------------------------------------
                                                              19,598   17,466
 Less accumulated depreciation                                (9,830)  (8,110)
                          ----------------------------------------------------
  Total                                                      $ 9,768  $ 9,356
                          ----------------------------------------------------
Other assets:
 Equity based investments in
  non-consolidated subsidiaries                              $   928  $   823
 Cost based investments in
  non-consolidated subsidiaries                                  689      676
 Fair value adjustment of qualified SFAS No. 115 investments     401      543
 Other                                                           971      830
                          ----------------------------------------------------
  Total                                                      $ 2,989  $ 2,872
                          ----------------------------------------------------
Accrued liabilities:
 Compensation                                                $   460  $   682
 Customer reserves                                               385      349
 Deferred revenue                                                218      287
 Accrued warranties                                              314      309
 Taxes other than income                                         185      162
 Income taxes payable                                            246      125
 Contribution to employees' profit sharing funds                  82      194
 Dividends payable                                                71       59
 Other                                                         2,602    2,003
                          ----------------------------------------------------
  Total                                                      $ 4,563  $ 4,170
------------------------------------------------------------------------------

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses financial instruments to hedge, and therefore attempt to re-duce, its overall exposure to the effects of currency fluctuations on cash flows. The Company does not speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure.

  The Company's strategy is to offset the gains or losses of the financial in-struments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. Gains and losses on hedges of existing assets or liabilities are marked to market on a monthly basis. Other gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

  Currently, the Company primarily hedges firm commitments. Gains and losses on financial instruments which hedge firm future commitments are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The Company expects that there could be hedges of anticipated transactions in the future.

  Many of the Company's non-functional currency receivables and payables are denominated in major currencies which can be traded on open markets that are hedged. Some of the Company's exposure is to currencies which are not traded on open markets, such as those in Latin America and China, and these are address-ed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

  As of December 31, 1996 and 1995, the Company had net outstanding foreign ex-change contracts totaling $1.3 billion and $1.2 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out two years. Management be-lieves that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these con-tracts should offset losses and gains on the assets, liabilities and transac-tions being hedged. At December 31, 1996, deferred gains totaled $1.5 million and deferred losses totaled $2.1 million. At December 31, 1995, deferred gains totaled $1.5 million and deferred losses totaled $0.5 million. The following schedule shows the five largest net foreign exchange hedge positions as of De-cember 31, 1996:

Foreign Exchange Net Hedge Positions at December 31

In millions of U.S. dollars

Buy (Sell)              1996   1995
-------------------------------------
British Pound Sterling  $(363) $(226)
Japanese Yen             (258)  (373)
Italian Lira             (115)   (91)
Singapore Dollar           84     83
French Franc              (82)   (44)
-------------------------------------

  The Company is exposed to credit-related losses if counterparties to finan-cial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

  At December 31, 1996, the Company had no outstanding interest rate swaps or options.

                                   MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS                (In millions, except as noted)
-------------------                                    ------------------------

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments include accounts receivable, short-term investments, long-term finance receivables, accounts payable, notes payable, long-term debt, foreign currency contracts and other financing commitments. At December 31, 1996, the fair value of the convertible zero coupon notes due 2013 was $397 million compared to a carrying value of $330 million. The con-vertible zero coupon notes due 2013 will be callable by the Company commencing September 1998.

  The fair values of financial instruments have been determined based on quoted market prices and market interest rates as of December 31, 1996 or were not materially different than their carrying (or contract) values.

FINANCE SUBSIDIARY

  The Company's finance subsidiary purchases customer obligations under long-term contracts from the Company at net carrying value.

  The finance subsidiary's interest revenue is included in the Company's con-solidated net sales. Interest expense totaled $14 million in 1996 and $15 mil-lion in 1995 and 1994 and is included in manufacturing and other costs of sales. In addition, long-term finance receivables of $289 million in 1996 and $290 million in 1995 are included in other assets.

Financial Data of Consolidated Finance Subsidiary

                                        1996   1995   1994
------------------------------------------------------------
 Total revenue                          $  36  $  34  $  40
                        ------------------------------------
 Net earnings                              14     11     16
                        ------------------------------------
 Total assets                             341    369    339
                        ------------------------------------
 Total debt                              (261)  (304)  (285)
                        ------------------------------------
 Stockholder's investments and advances $  80  $  65  $  54
------------------------------------------------------------

LEASES

  The Company owns most of its major facilities, but does lease certain of-fice, factory and warehouse space, land, and data processing and other equip-ment under principally noncancelable operating leases. Rental expense, net of sublease income, was $279 million in 1996, $222 million in 1995 and $185 mil-lion in 1994. At December 31, 1996, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond, in millions, are as follows: 1997, $178; 1998, $148; 1999, $96; 2000, $69; 2001, $44; beyond,
$142.

-------------------------------------------------------------------------------
5.EMPLOYEE BENEFIT AND INCENTIVE PLANS

PENSION BENEFITS

  The Company's noncontributory pension plan covers most U.S. employees after one year of service. The benefit formula is dependent upon employee earnings and years of service. The Company's policy is to fund the accrued pension cost or the amount allowable based on the full funding limitations of the Internal Revenue Code, if less. The Company has a noncontributory supplemental retire-ment benefit plan for its elected officers. The plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements.

  Certain non-U.S. subsidiaries have varying types of retirement plans provid-ing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $103 million in 1996, $82 million in 1995 and $68 million in 1994.

  The Company uses a three-year, market-related asset value method of amortiz-ing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 10 to 15 years.

  Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for 1996 and 1995 were as follows:

                                                 1996  1995
------------------------------------------------------------
Discount rate for obligations                    7.75% 7.75%
Future compensation increase rate                4.50% 4.50%
Investment return assumption (regular)           9.00% 9.00%
Investment return assumption (elected officers)  6.00% 6.50%
------------------------------------------------------------

  Accounting literature requires discount rates to be established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. As of December 31, 1996, the investment portfolio was predominantly equity invest-ments, which have historically realized annual returns at or significantly above the assumed investment return rate. The Company believes that discount rate fluctuations are short-term in nature and should not adversely affect the Company's long-term obligation.

Components of net U.S. pension expense for the regular pension plan

                                       1996   1995   1994
-----------------------------------------------------------
Service costs                          $ 147  $ 126  $ 119
Interest cost on projected obligation    124    107     83
Actual return on plan assets            (279)  (334)     7
Net amortization and deferral            137    213   (113)
                                       -----  -----  -----
Net pension expense                    $ 129  $ 112  $  96
-----------------------------------------------------------

  The net U.S. pension expense for the elected officers' supplemental retire-ment benefit plan was $39 million in 1996, $31 million in 1995 and $27 million in 1994. The net U.S. pension expense for the Motorola Supplemental Pension Plan was $2 million in 1996 and 1995. No expense was incurred in 1994.

                                    MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS                 (In millions, except as noted)
-------------------                                    ------------------------

U.S. funded pension plans

                                                1996               1995
December 31                               ------------------ ------------------
                                                     ELECTED            Elected
                                                    OFFICERS           Officers
                                                         AND                and
                                          REGULAR  OTHER (1) Regular  Other (1)
-------------------------------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation                $(1,329)   $ (64)  $(1,110)   $ (55)
                                                    ---------------------------
 Accumulated benefit obligation            (1,408)    (119)   (1,193)     (96)
                                                    ---------------------------
 Projected benefit obligation for service
  rendered to date                         (1,863)    (140)   (1,585)    (113)
Plan assets at fair value, primarily
 bonds, stocks and cash equivalents         1,927       76     1,537       74
                                                    ---------------------------
Plan assets in excess of/(less than) the
 projected benefit obligation                  64      (64)      (48)     (39)
Unrecognized net (gain)/loss                  (69)      56        41       26
Unrecognized prior service cost                 1       25         1       32
Unrecognized net transition (asset)
 liability                                    (23)       5       (35)       6
Adjustment required to recognize minimum
 liability                                     --      (65)       --      (47)
                                                    ---------------------------
Pension liability recognized in balance
 sheet                                    $   (27)   $ (43)  $   (41)   $ (22)
-------------------------------------------------------------------------------

(1) Includes the Motorola Supplemental Pension Plan which became effective Jan-uary 1, 1994. The Plan was established and will be maintained by Motorola, Inc. for the purpose of providing supplemental benefits in excess of the limitation imposed by the Internal Revenue Code on defined benefit plans for certain of its employees (excluding elected officers) who participate in the Motorola, Inc. Pension Plan.

POSTRETIREMENT HEALTH CARE BENEFITS

  In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic em-ployees may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund the maximum amount allowable based on funding limitations of the Internal Revenue Code.

  The assumptions used to develop the accumulated postretirement benefit obli-gation for the retiree health care plan for 1996 and 1995 were as follows:

                               1996  1995
------------------------------------------
Discount rate for obligations  7.75% 7.75%
Investment return assumption   9.00% 9.00%
------------------------------------------

  Net retiree health care expense recognized in 1996 was $32 million, $29 mil-lion in 1995 and $26 million in 1994.

U.S. funded retiree health care plan

December 31                                                    1996   1995
----------------------------------------------------------------------------
Actuarial present value of accumulated postretirement benefit
 obligation                                                    $(385) $(342)
Plan assets at fair value, primarily listed stocks, bonds and
 cash equivalents                                                185    121
Unrecognized prior service cost                                   (1)     2
Unrecognized net loss                                             72     66
                             -----------------------------------------------
Retiree health care liability recognized in balance sheet      $(129) $(153)
----------------------------------------------------------------------------

  The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 8.22% for 1996, decreasing to 6% or 5% for medical benefits, depending on the option chosen, by the year 2002 and be-yond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation by approximately $50 million as of December 31, 1996, and would change the 1996 net retiree health care expense by $6 mil-lion. There are no significant postretirement health care benefit plans outside of the United States.

OTHER BENEFITS

  Profit Sharing Plans: The Company and certain subsidiaries have profit shar-ing plans, principally contributory, in which all eligible employees partici-pate. The Company makes contributions to profit sharing funds in the United States and other nations, which are generally based upon percentages of pretax earnings, as defined, from those operations. Company contributions to all profit sharing plans totaled $118 million, $194 million and $176 million in 1996, 1995 and 1994, respectively.

  Motorola Executive Incentive Plan: The Company may provide up to 7% of its annual consolidated pretax earnings, as defined in the Motorola Executive In-centive Plan, for the payment of cash incentive awards to key employees. During 1996, $55 million was provided for incentive awards, as compared to $137 mil-lion and $129 million in 1995 and 1994, respectively.

  Long Range Incentive Program: The Company has a Long Range Incentive Program to reward participating elected officers for the Company's achievement of out-standing long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. During 1996 and 1995, respectively, $22 million and $51 million was provided for long-range incentive awards; $18 million and $13 million was disbursed to qualifying par-ticipants in 1996 and 1995, respectively. In 1994, when the current plan was approved and adopted, $12 million was provided and no disbursements were made.

                                   MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS                (In millions, except as noted)
------------------                                   --------------------------

  RONA Incentive Program: The RONA (Return On Net Assets employed) Incentive Program is available to eligible employees who are not participating in the Motorola Executive Incentive Plan. RONA awards are earned and paid semiannually to participants and depend, first, on the Company and, in most cases, the major business unit for which the participant works, exceeding a minimum RONA percentage (as determined by the Company) during the six-month period and, second, the extent to which such minimum percentage was exceeded. During 1996, $32 million was provided for RONA awards, as compared to $234 million and $269 million in 1995 and 1994, respectively.

  Stock Options: The Company applies the provisions of APB 25. The Company has evaluated the proforma effects of the recent accounting pronouncement, SFAS No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company's fiscal year-end 1996. Based on its evaluation, the effects are not material to the Company's consolidated financial position, liquidity or results of operations.

  Under the Company's share option plan, shares of common stock have been made available for grant to certain employees and non-employee directors. Each op-tion granted has an exercise price of 100% of market value on the date of grant and depending upon the vesting schedule is exercisable from one year to four years from the date of grant.

  Options exercised during 1996 were at per share prices ranging from $8.83 to $58.31. Options outstanding at December 31, 1996 were at per share prices ranging from $9.46 to $79.31. There are approximately 15,900 total current stock option holders. All 1994 amounts and prices have been adjusted to re-flect the 1994 two-for-one stock split.

Shares subject to options

(In thousands, except employee data)              1996    1995    1994
------------------------------------------------------------------------
Options outstanding at January 1                 26,385  24,104  22,906
Additional options granted                        6,295   4,931   3,972
Options exercised                                (1,846) (2,535) (2,654)
Options terminated, cancelled or expired           (188)   (115)   (120)
                    ----------------------------------------------------
 Options outstanding at December 31              30,646  26,385  24,104
Shares reserved for future option grants         31,679   8,786  13,602
                    ----------------------------------------------------
 Total shares reserved                           62,325  35,171  37,706
                    ----------------------------------------------------
 Total options exercisable                       24,337  21,455  20,137
------------------------------------------------------------------------
Approximate number of employees granted options  13,800  10,000   7,300
------------------------------------------------------------------------

-------------------------------------------------------------------------------
6.COMMITMENTS AND CONTINGENCIES

  Financial: Development of the IRIDIUM(R) global communications system con-tinued on schedule, as Motorola met all contractual milestones during 1996. Initial satellite launches, which were originally scheduled for January 1997, have been delayed to the second quarter of 1997.

  Iridium LLC, a Delaware Limited Liability Company, negotiated a $750 million credit facility, which Motorola guaranteed, in 1996 providing it with funding until May 1997. At that time, Iridium LLC will require further funding to con-tinue to make contractual payments to Motorola. As of December 31, 1996, $512 million of the credit facility had been drawn. Motorola is negotiating to in-crease its guarantee of Iridium LLC bank financing, and Iridium LLC is negoti-ating to increase its credit facility. These negotiations are expected to be completed in the first half of 1997. There can be no assurances as to the out-come of these negotiations. In addition, Iridium LLC is expected to require other financial support from various sources in order to complete the global communications system, which is expected to take place over the next two years. There can also be no assurances that Motorola or any other person will provide funding or financial support.

  At the end of 1996, Motorola was a 24% equity owner and is the largest in-vestor in Iridium LLC. A failure of Iridium LLC to obtain additional funding would materially adversely affect Motorola's investment in Iridium LLC, in several Iridium Gateway companies and in ancillary products. The Company's in-vestment in Iridium LLC and in several Iridium Gateway companies, which is ap-proximately $537 million, is included in the Consolidated Balance Sheet category "Other Assets."

  The Company has executed three contracts with Iridium LLC for the construc-tion and operation of the global communications system, providing for approxi-mately $6.5 billion in payments to Motorola over a ten-year period which began in 1993. The Company has in turn entered into significant subcontracts for portions of the system, for which it will generally remain obligated even if Iridium LLC is unable to satisfy the terms of the contracts with the Company, including funding. Except as noted above, the Company had no significant con-centrations of credit risk as of December 31, 1996.

  The Company has entered into arrangements whereby the Company may increase, for an amount up to approximately $140 million, its percentage interest in certain non-consolidated affiliates at the option of Motorola or its respec-tive partners at various dates which do not extend beyond 1998.

  Other off-balance-sheet commitments to extend or guarantee financing and re-course obligations under receivable sales arrangements which represent firm obligations at December 31, 1996 and 1995, aggregated approximately $725 mil-lion and $858 million, respectively. Commitments to extend or guarantee fi-nancing include commitments for customer financing and for the financing of non-consolidated affiliates. Customer financing commitments require the cus-tomer to meet certain conditions established in the financing arrangements. Commitments represent the maximum amounts available under these arrangements and may not be completely utilized.

  Environmental and Legal: Under the Comprehensive Environmental Response Com-pensation and Liability Act of 1980, as amended (CERCLA, or Superfund), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect

MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
(In millions, except as noted)                CONSOLIDATED FINANCIAL STATEMENTS
-----------------------                                    --------------------
to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified, and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $87 million and $86 million as of December 31, 1996 and 1995, respectively. The amount of such charges to earnings was $29 million, $24 mil-lion and $20 million in 1996, 1995 and 1994, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significant-ly, from the actual costs that will be incurred. These amounts assume no sub-stantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities rep-resent only the Company's share of any possible costs incurred in environmen-tal cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

  The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposi-tion of these matters will not have a material adverse effect on the consoli-dated financial position, liquidity or results of operations of the Company.

IRIDIUM(R) is a registered trademark and service mark of Iridium LLC

-------------------------------------------------------------------------------
7. INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC REGION

  The Company operates predominantly in the wireless communication, semicon-ductor technology and advanced electronics industries. Operations involve the design, manufacture and sale of a diversified line of products, which include, but are not limited to, cellular phones and systems, semiconductors, including discrete semiconductors and integrated circuits; two-way radios, pagers, data communication, personal communications equipment and systems; automotive, de-fense and space electronic products; and computer equipment. As of December 31, 1996, manufacturing and distribution operations in any one non-U.S. coun-try did not account for more than 10% of consolidated net sales or total as-sets.

  Sales and operating profits by geographical area are measured by the locale of the revenue-producing operations. Operating profits (revenues less operat-ing expenses) exclude general corporate expenses, net interest and income tax-es. Intersegment and intergeographic transfers are accounted for on an arm's length pricing basis.

  Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic area. Corporate assets primarily include cash, marketable se-curities, equity investments and the administrative headquarters of the Compa-ny.

  In 1996, no single customer or group under common control represented 10% or more of the Company's sales. The equity in net assets of non-U.S. subsidiaries amounted to $6.2 billion at December 31, 1996 and $5.5 billion at December 31, 1995.

  Information for 1994 has been reclassified to reflect the realignment of various business units. The Messaging, Information and Media Products segment includes the Paging Products and Wireless Data groups (formerly reported as part of the Communications segment) and the Information Systems Group (for-merly reported as part of the Other Products segment). Land Mobile Products (formerly reported as part of the Communications segment) is a separate re-portable segment. The Space and Systems Technology Group is reported as part of the Other Products segment.

                                    MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS                 (In millions, except as noted)
-------------------                                    ------------------------
--------------------------------------------------------------------------------
Industry Segment Information

                                 Net Sales                       Operating Profit
                          -------------------------  --------------------------------------------
Years ended December 31    1996     1995     1994        1996           1995           1994
-------------------------------------------------------------------------------------------------
General Systems Products  $11,324  $10,660  $ 8,613  $1,251   11.0% $1,266   11.9% $1,214   14.1%
Semiconductor Products      7,858    8,539    6,936     382    4.9%  1,218   14.3%    996   14.4%
Land Mobile Products        3,986    3,598    3,399     508   12.7%    324    9.0%    311    9.1%
Messaging, Information
 and Media Products         3,958    3,681    2,981      90    2.3%    310    8.4%    282    9.5%
Other Products              3,560    3,346    2,660     107    3.0%    131    3.9%     97    3.6%
Adjustments and
 eliminations              (2,713)  (2,787) (2,344)     (29)    --     (48)    --     (29)    --
                          -------  -------  -------  ------         ------         ------
 Industry segment totals  $27,973  $27,037  $22,245   2,309    8.3%  3,201   11.8%  2,871   12.9%
                          -------  -------  -------
General corporate
 expenses                                              (349)          (270)          (292)
Interest expense, net                                  (185)          (149)          (142)
                                                     ------         ------         ------
 Earnings before income
  taxes                                              $1,775    6.3% $2,782   10.3% $2,437   11.0%
-------------------------------------------------------------------------------------------------
                                                         Fixed Asset
                                  Assets                 Expenditures       Depreciation Expense
                          -------------------------  ---------------------  ---------------------
Years ended December 31    1996     1995     1994     1996    1995   1994    1996   1995    1994
-------------------------------------------------------------------------------------------------
General Systems Products  $ 6,736  $ 6,118  $ 4,699  $  709  $  762 $  621  $  499 $  450  $  327
Semiconductor Products      7,889    7,938    5,886   1,416   2,530  1,640   1,160    909     683
Land Mobile Products        2,113    2,097    2,232     158     169    217     161    155     142
Messaging, Information
 and Media Products         2,506    2,527    2,087     275     357    270     243    204     167
Other Products              1,851    1,839    1,470     161     285    320     197    154     143
Adjustments and
 eliminations               (262)     (224)     (72)     --      --     --      --     --      --
                          -------  -------  -------  ------  ------ ------  ------ ------  ------
 Industry segment totals   20,833   20,295   16,302   2,719   4,103  3,068   2,260  1,872   1,462
General corporate           3,243    2,443    1,193     254     122    254      48     47      63
                          -------  -------  -------  ------  ------ ------  ------ ------  ------
 Consolidated totals      $24,076  $22,738  $17,495  $2,973  $4,225 $3,322  $2,308 $1,919  $1,525
-------------------------------------------------------------------------------------------------

Geographic area information (1)

                                 Net Sales                       Operating Profit
                          -------------------------  --------------------------------------------
Years ended December 31    1996     1995     1994        1996           1995           1994
-------------------------------------------------------------------------------------------------
United States             $20,614  $19,187  $16,297  $1,249    6.1% $1,681    8.8% $1,932   11.9%
Other nations              16,883   16,954   12,758   1,430    8.5%  1,901   11.2%  1,292   10.1%
Adjustments and
 eliminations              (9,524)  (9,104)  (6,810)   (370)    --    (381)    --    (353)    --
                          -------  -------  -------  ------         ------         ------
 Geographic totals        $27,973  $27,037  $22,245   2,309    8.3%  3,201   11.8%  2,871   12.9%
                          -------  -------  -------
General corporate
 expenses                                              (349)          (270)          (292)
Interest expense, net                                  (185)          (149)          (142)
                                                     ------         ------         ------
 Earnings before income
  taxes                                              $1,775    6.3% $2,782   10.3% $2,437   11.0%
-------------------------------------------------------------------------------------------------

                                     Assets
                             -------------------------
December 31                   1996     1995     1994
-------------------------------------------------------
United States                $12,797  $12,552  $10,750
Other nations                  8,604    8,197    5,902
Adjustments and
 eliminations                   (568)    (454)    (350)
                             -------  -------  -------
 Geographic totals            20,833   20,295   16,302
General corporate assets       3,243    2,443    1,193
                             -------  -------  -------
 Consolidated totals         $24,076  $22,738  $17,495
-------------------------------------------------------

(1) As measured by the locale of the revenue-producing operations.
   1994 has been reclassified to reflect the realignment of various business units.

MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
(In millions, except as noted)                CONSOLIDATED FINANCIAL STATEMENTS
-----------------------                                    --------------------
-----------------------------------------------------------------------------
8.STOCKHOLDER RIGHTS PLAN

  Each outstanding share of common stock carries with it one-quarter of a pre-ferred share purchase right. Each right becomes exercisable for $150 (subject to adjustment) for one-thousandth share of junior participating preferred stock, if a person or group acquires 20% or more of the outstanding common stock or announces an offer for 30% or more of the outstanding common stock. If a person or group acquires 20% or more of the outstanding common stock and in certain other circumstances, each right (except, in some cases, those held by an acquiror) becomes exercisable for common stock (or that of the acquiror) with a market value of twice the exercise price. In some cases, the Board of Directors may exchange rights for shares of common stock (or the equivalent) and may suspend the rights' exercisability. The rights have no voting power, expire in November 1998, and may be redeemed for $.05 per right prior to a public announcement that 20% or more of the outstanding common stock has been accumulated by a person or group.

-------------------------------------------------------------------------------
9. DISCUSSIONS WITH THE SECURITIES AND EXCHANGE COMMISSION

  The Securities and Exchange Commission (SEC) has recently contacted the Com-pany about the accounting treatment by the Company for the sale in July 1995 of its 800 megahertz Specialized Mobile Radio businesses, systems and licenses to Nextel Communications, Inc. for shares of Nextel stock. The transaction was accounted for as an exchange of productive assets with no gain realized in the Company's 1995 Statement of Consolidated Earnings but with the Nextel Stock carried at its fair market value with the unrealized gain on the stock re-ported directly to stockholders' equity as part of the Company's holding of marketable securities. The SEC asserts that the Company should have recognized a gain by accounting for the transaction at fair value with income statement recognition. The gain recognition proposed by the SEC is not expected to mate-rially impact the Company's 1995 or 1996 Consolidated Balance Sheet because the impact of unrealized gains and losses related to the Nextel stock was re-corded in Stockholders' Equity during 1995 and 1996. The Company believes that its treatment of the transaction is appropriate, but is considering the SEC's position on the matter. If the Company adopts the SEC's position, the Company would have recorded a gain of approximately $429 million (net of taxes) in the third quarter of 1995. In that event, the Company believes it would have been necessary to recognize the decline in the share price of the Nextel stock be-tween the time of the transaction and December 31, 1995 as a realized loss of approximately $157 million (net of taxes) in the fourth quarter of 1995. As a result, 1995 earnings before income taxes would have increased from $2,782 million to approximately $3,200 million and 1995 fully diluted net earnings per common and common equivalent share would have increased from $2.93 to ap-proximately $3.38. The Company has not concluded that it will change the ac-counting treatment of the Nextel transaction, but if it decides to do so, will make all appropriate filings with the SEC to disclose the change.

FIVE YEAR FINANCIAL SUMMARY
-------------------

FIVE YEAR FINANCIAL SUMMARY
(In millions, except per share amounts and other data)
                                    Motorola, Inc. and Consolidated Subsidiaries

--------------------------------------------------------------------------------

 Years ended December 31                  1996     1995     1994     1993     1992
-------------------------------------------------------------------------------------
 OPERATING    Net sales                  $27,973  $27,037  $22,245  $16,963  $13,303
              Manufacturing and other
 RESULTS       costs of sales             18,990   17,545   13,760   10,351    8,395
              Selling, general and
               administrative expenses     4,715    4,642    4,381    3,776    2,951
              Depreciation expense         2,308    1,919    1,525    1,170    1,000
              Interest expense, net          185      149      142      141      157
              Total costs and expenses    26,198   24,255   19,808   15,438   12,503
              Earnings before income
               taxes and cumulative
               effect of change in
               accounting principle        1,775    2,782    2,437    1,525      800
              Income taxes provided on
               earnings                      621    1,001      877      503      224
              Net earnings before
               cumulative effect of
               change in accounting
               principle                 $ 1,154  $ 1,781  $ 1,560  $ 1,022  $   576
              Net earnings               $ 1,154  $ 1,781  $ 1,560  $ 1,022  $   453
              Net earnings before
               cumulative effect of
               change in accounting
               principle as a percent
               of sales                      4.1%     6.6%     7.0%     6.0%     4.3%
              Net earnings as a
               percent of sales              4.1%     6.6%     7.0%     6.0%     3.4%
-------------------------------------------------------------------------------------
 PER SHARE    Fully diluted
              Net earnings before
               cumulative effect of
 DATA (1,2)    change in accounting
 (IN DOLLARS)  principle                 $  1.90  $  2.93  $  2.65  $  1.78  $  1.05
              Cumulative effect of
               change in accounting
               principle                      --       --       --       --    (0.22)
              Net earnings               $  1.90  $  2.93  $  2.65  $  1.78  $  0.83
              Average common and
               common equivalent
               shares outstanding          609.6    609.8    592.7    583.7    567.1
              Dividends declared         $ 0.460  $ 0.400  $ 0.310  $ 0.220  $ 0.198
-------------------------------------------------------------------------------------
 BALANCE      Total assets               $24,076  $22,738  $17,495  $13,498  $10,629
 SHEET        Working capital              3,324    2,717    3,008    2,324    1,883
              Long-term debt               1,931    1,949    1,127    1,360    1,258
              Total debt                   3,313    3,554    2,043    1,915    1,695
              Total stockholders'
               equity                    $11,795  $10,985  $ 9,055  $ 6,409  $ 5,144
-------------------------------------------------------------------------------------
 OTHER DATA   Current ratio                 1.42     1.35     1.51     1.53     1.56
              Return on average
               invested capital before
               cumulative effect of
               change in accounting
               principle                     8.4%    14.7%    17.5%    15.3%     9.4%
              Return on average
               invested capital              8.4%    14.7%    17.5%    15.3%     7.5%
              Return on average
               stockholders' equity
               before cumulative
               effect of change in
               accounting principle         10.0%    17.7%    21.1%    17.8%    11.7%
              Return on average
               stockholders' equity         10.0%    17.7%    21.1%    17.8%     9.4%
              Fixed asset expenditures   $ 2,973  $ 4,225  $ 3,322  $ 2,187  $ 1,442
              % to sales                    10.6%    15.6%    14.9%    12.9%    10.8%
              Research and development
               expenditures              $ 2,394  $ 2,197  $ 1,860  $ 1,521  $ 1,306
              % to sales                     8.6%     8.1%     8.4%     9.0%     9.8%
              Year-end employment (in
               thousands)                    139      142      132      120      107
-------------------------------------------------------------------------------------

(1)All earnings per share, dividends and outstanding shares data have been re-stated to reflect the 1994 and 1992 two-for-one stock splits.

(2)Primary earnings per common and common equivalent share were the same as fully diluted for all years shown except in 1994 when primary earnings per share were one cent higher than fully diluted. Average primary common and common equivalent shares outstanding for 1996, 1995, 1994, 1993 and 1992 were 609.0, 609.7, 591.7, 582.6 and 565.6, respectively.

                                              QUARTERLY AND OTHER FINANCIAL DATA
                                                            -------------------

QUARTERLY AND OTHER FINANCIAL DATA
(In millions, except per share amounts; unaudited)
                                    Motorola, Inc. and Consolidated Subsidiaries

                                                    1996                        1995
                                          1ST    2ND    3RD    4TH    1st    2nd    3rd    4th
------------------------------------------------------------------------------------------------
 OPERATING    Net sales                  $6,955 $6,835 $6,498 $7,685 $6,011 $6,877 $6,851 $7,298
 RESULTS      Gross profit                2,237  2,250  2,009  2,487  2,133  2,483  2,463  2,413
              Net earnings                  384    326    206    238    372    481    496    432
              Net earnings as a
              percent of sales             5.5%   4.8%   3.2%   3.1%   6.2%   7.0%   7.2%   5.9%
------------------------------------------------------------------------------------------------
 PER SHARE    Primary net earnings per
 DATA (1)     common and common
 (IN DOLLARS) equivalent share           $ 0.63 $ 0.54 $ 0.34 $ 0.39 $ 0.61 $ 0.80 $ 0.81 $ 0.72
              Fully diluted net
              earnings per common and
              common equivalent share    $ 0.63 $ 0.54 $ 0.34 $ 0.39 $ 0.61 $ 0.79 $ 0.81 $ 0.72
      ------------------------------------------------------------------------------------------
              Dividends declared         $0.100 $0.120 $0.120 $0.120 $0.100 $0.100 $0.100 $0.100
              Dividends paid             $0.100 $0.100 $0.120 $0.120 $0.100 $0.100 $0.100 $0.100
              Stock prices
              High                       $59.00 $67.13 $68.50 $63.63 $64.75 $67.88 $82.50 $77.38
              Low                        $45.00 $50.63 $46.75 $44.13 $53.00 $51.50 $66.75 $56.00
------------------------------------------------------------------------------------------------

      The number of stockholders of record of Motorola common stock on January 31, 1997 was 71,410.

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                    PLEASE MARK VOTE IN OVAL IN THE
                    FOLLOWING MANNER USING DARK INK
                                 ONLY.
                 THE BOARD OF DIRECTORS RECOMMENDS A
                 VOTE FOR ALL NOMINEES LISTED BELOW.
                                                        0
                                                        I
                                                        0

                                      For
                                       0

                                    Withheld
                                       0
                                    For All
                                     Except
0
1.ELECTION OF DIRECTORS--
 Nominees:  H. Fuller, C. Galvin, R. Galvin, R. Growney, A. Jones, D. Jones,
 J. Lewent, W. Massey, J. Mitchell, T. Murrin, N. Negroponte, J. Pepper, Jr.,
 S. Scott III, G. Tooker, B. West, J. White.
--------------------------------------------------------------------------------
(Except nominee(s) written above.)
--------------------------------------------------------------------------------
Signature                                                                   Date
--------------------------------------------------------------------------------
Signature if jointly held                                                   Date

Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.
IF YOU WISH TO VOTE BY TELEPHONE PLEASE SEE INSTRUCTION CARD BELOW
  Do not mail future Summary Annual Reports for this account. Another household member receives one.



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Dear Shareholder:                                                           LOGO

  Motorola, Inc. offers you a convenient way to vote your shares. By following the simple instructions below, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card but authorizes the named proxies in the same manner as if you marked, signed and dated your proxy card.

                         TELEPHONE VOTING INSTRUCTIONS

  On a Touch-Tone Telephone--Call the TOLL-FREE NUMBER 1-888-457-2960, 24 HOURS PER DAY, SEVEN DAYS A WEEK. You will hear these instructions:

  Press 1 to vote FOR all nominees, or press 9 to WITHHOLD for all nominees.

  And, if you receive more than one Summary Annual Report in your household, Press 9 if you do not wish to receive a Summary Annual Report on this account, or press 0 to conclude this phone call and to cast your vote.


  HOWEVER, if you wish to withhold authority to vote for an individual nominee, you must do so by marking the Exceptions box of your proxy card writing the nominee(s) name in the space provided on the proxy card signing, dating and returning the proxy card in the envelope provided.

                      IF YOU VOTE BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.
                                        THANK YOU FOR VOTING



       ADMISSION TICKET TO MOTOROLA'S 1997 ANNUAL MEETING OF STOCKHOLDERS



                        LOGO



This is your Admission Ticket to gain access to Motorola's 1997 Annual Meeting of Stockholders to be held at The Cotillion, 360 Creekside Drive, Palatine, Illinois on Tuesday, May 6, 1997, at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come first served basis.

                        THIS TICKET IS NOT TRANSFERABLE

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                                      1997
                                       P
                                       R
                                       O
                                       X
                                       Y
                                      LOGO

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 1997

 The undersigned hereby appoints Christopher B. Galvin, Carl F. Koenemann, Garth L. Milne and Kenneth J. Johnson, and each of them, as the undersigned's Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc., which the undersigned would be entitled to vote, at the annual meeting of stockholders of Motorola, Inc. to be held May 6, 1997 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

 In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO
    CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

      IMPORTANT--This Proxy must be signed and dated on the reverse side.



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Dear Shareholder:

  On the reverse side of this card are instructions on how to vote for the election of directors by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.

  We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, or by following the prompt if you are voting by telephone. If you do so the Company can reduce the number of Summary Annual Reports it must print and mail, and as a result, save money.

  Thank you for your attention to these matters.



              NEW LOCATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

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